UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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DOLBY LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103-4813

(415) 558-0200

December [    ], 2011

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Dolby Laboratories, Inc. that will be held on February 7, 2012 at 10:30 a.m. Pacific Standard Time at our offices located at 100 Potrero Avenue, San Francisco, CA 94103-4813. The accompanying Notice of Annual Meeting, Proxy Statement and form of proxy card or written voting instruction form are being made available to you on or about December [    ], 2011.

Details regarding admission to the Annual Meeting of Stockholders and the business to be conducted at the Annual Meeting are described in the accompanying Notice of Annual Meeting and Proxy Statement. A copy of our 2011 Annual Report is included with the Proxy Statement.

Your vote is important. Regardless of whether you plan to attend the Annual Meeting of Stockholders, we hope you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy card or voting instruction form. Voting over the internet, by telephone, by written proxy card or by written voting instruction form will ensure your representation at the Annual Meeting of Stockholders regardless of whether you attend in person. Please review the instructions on the proxy card or voting instruction form regarding each of these voting options.

Thank you for your ongoing support of Dolby Laboratories, Inc.

Sincerely yours,

Kevin Yeaman

President and Chief Executive Officer

Dolby Laboratories, Inc.

Notice of Annual Meeting of Stockholders

to be held on February 7, 2012

To the Stockholders of Dolby Laboratories, Inc.:

The Annual Meeting of Stockholders of Dolby Laboratories, Inc., a Delaware corporation (the “Company”), will be held at the Company’s executive offices located at 100 Potrero Avenue, San Francisco, CA 94103-4813 on Tuesday, February 7, 2012 at 10:30 a.m. Pacific Standard Time for the following purposes:

1.	To elect nine directors to serve until the 2013 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To approve a stock option exchange program that will permit eligible employees to exchange certain outstanding stock options for restricted stock units;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending September 28, 2012; and

4.	To transact such other business as may properly come before the Annual Meeting and any postponement, adjournment or continuation of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on December 15, 2011 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponement, adjournment or continuation thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a “legal proxy” issued in your name from the record holder giving you the right to vote the shares. You will need to bring proof of ownership of Company stock to enter the Annual Meeting.

By Order of the Board of Directors

Andy Sherman

Secretary

December [    ], 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR THE ANNUAL MEETING BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED ENVELOPE PROVIDED, OR, IN MOST CASES, BY USING THE TELEPHONE OR THE INTERNET. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE SECTION ENTITLED “QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING” IN THIS PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY CARD OR VOTING INSTRUCTION FORM. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A “LEGAL PROXY” ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103-4813

(415) 558-0200

PROXY STATEMENT

The Board of Directors (“Board”) of Dolby Laboratories, Inc., a Delaware corporation (“we,” “us,” “Dolby” or the “Company”), is soliciting proxies to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 100 Potrero Avenue, San Francisco, CA 94103-4813 on Tuesday, February 7, 2012 at 10:30 a.m. Pacific Standard Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being made available to stockholders on or about December [    ], 2011.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What proposals will be voted on at the Annual Meeting?

Three proposals will be voted on at the Annual Meeting:

•	The election of the nine directors specified in this Proxy Statement;

•	The approval of a stock option exchange program that will permit eligible employees to exchange certain outstanding stock options for restricted stock units; and

•	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 28, 2012.

What are the Board’s recommendations?

Our Board unanimously recommends that you vote:

•	“FOR” election of each of the nominated directors specified in this Proxy Statement;

•	“FOR” approval of the stock option exchange program; and

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 28, 2012.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case other business is brought before the Annual Meeting, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to voting on any such other matters. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on December 15, 2011 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were [            ] shares of our Class A

Common Stock outstanding and [            ] shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters being considered at the Annual Meeting. The Class A Common Stock and Class B Common Stock vote as a single class on all matters described in these proxy materials.

We refer to our Class A Common Stock and our Class B Common Stock collectively as our “Common Stock”. As of the Record Date, holders of Common Stock are eligible to cast an aggregate of [            ] votes at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes (as discussed under “What vote is required to approve each item?”) are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record.  If your shares are registered directly in your name with Dolby’s transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record”, with respect to those shares. Stockholders of record received this Proxy Statement and the accompanying Annual Report and proxy card directly from us.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered with respect to those shares the stockholder of record, forwarded the Proxy Statement, Annual Report and voting instruction form to you. As the beneficial owner, you have the right to direct your broker, bank or nominee to vote your shares by completing the voting instruction form.

How do I vote?

You may vote using any of the following methods:

•

By Mail—Stockholders of record of Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf as follows:

•	“FOR” election of each of the nominated directors specified in this Proxy Statement (Proposal 1);

•	“FOR” approval of the stock option exchange program (Proposal 2); and

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 28, 2012 (Proposal 3).

Dolby stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet—Stockholders of record of Common Stock with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you submit voting instructions over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

•

By Telephone—Stockholders of record of Common Stock who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

In Person at the Annual Meeting—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1—The election of directors	Plurality of Votes Cast	No

Proposal 2—To approve a stock option exchange program that will permit eligible employees to exchange certain outstanding stock options for restricted stock units	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	No

Proposal 3—The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 28, 2012	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

With respect to Proposal 1, you may vote FOR all nominees, WITHHOLD your vote as to all nominees, or FOR all nominees except those specific nominees from whom you WITHHOLD your vote. The nine nominees receiving the most FOR votes will be elected. A properly executed proxy marked WITHHOLD with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than nine directors and stockholders may not cumulate votes in the election of directors. If you abstain from voting on Proposal 1, the abstention will not have an effect on the outcome of the vote.

With respect to Proposals 2 and 3, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposals 2 or 3, the abstention will have the same effect as an AGAINST vote.

If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes”. When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non–vote”. Proposals 1 and 2 are not considered “routine” matters, but the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 3) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

Is cumulative voting permitted for the election of directors?

No; the Company’s Bylaws do not permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers and directors of the Company may solicit proxies. In addition, we will, upon request, reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of Common Stock.

What is the deadline for stockholder proposals for the 2013 Annual Meeting?

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2013 Annual Meeting of Stockholders pursuant to Rule 14a–8 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), is August [    ], 2012.

In addition, our Bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an annual meeting of stockholders.

Advance Notice of Director Nominations—In general, nominations for the election of directors may be made (1) by or at the discretion of the Board or (2) by any stockholder of the Company who (a) was a stockholder of record at the time of the giving of the notice provided for in the Company’s Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to the Secretary of the Company within the Notice Period (as defined below) containing specified information concerning the nominees and concerning the stockholder proposing such nominations. If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for the Company’s Board, see the procedures discussed in “Corporate Governance Matters—Policy for Director Recommendations and Nominations”.

Advance Notice of Other Business—The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board, or (3) a proper matter for stockholder action pursuant to the Bylaws and under Delaware law properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in the Company’s Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to the Secretary of the Company within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous years’ annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2013 annual stockholder meeting will start on October [    ], 2012 and end on November [    ], 2012.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at the meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, CA 94103-4813, Attention: Corporate Secretary.

What are the fiscal year end dates?

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about Dolby and its executive officers and directors. Some of the information is provided as of the end of our 2009, 2010 or 2011 fiscal years and some information is provided as of a more current date. Each of our fiscal years ends on the last Friday of September. Our 2009 fiscal year ended on September 25, 2009, our 2010 fiscal year ended on September 24, 2010, our 2011 fiscal year ended on September 30, 2011 and our 2012 fiscal year ends on September 28, 2012.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Board proposes the election of nine directors of the Company, each to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified. All of the nominees have been recommended for nomination by the Nominating and Governance Committee and all of them are currently serving as directors of the Company. All nominees were elected by the stockholders at last year’s annual meeting.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

In addition, Ray Dolby, who was a Board member until his retirement in February 2011, currently serves as Founder and Director Emeritus of the Company. In this position, he is entitled to attend meetings of the Board and its committees as an observer and to receive copies of the related meeting materials, but he does not have Board voting rights.

Information Regarding the Nominees and our Founder and Director Emeritus

Names of the nominees and certain biographical information about them as of the Record Date are set forth below:

Name	Age	Position with the Company	Director Since
Kevin Yeaman(1)	45	President, Chief Executive Officer and Director	2009
Peter Gotcher	52	Chairman of the Board of Directors	2003
David Dolby	34	Director	2011
Nicholas Donatiello, Jr.(2)	51	Director	2009
Ted W. Hall(1)(2)(3)(4)	63	Director	2007
Bill Jasper	64	Director	2003
Sanford Robertson(3)(4)	80	Director	2003
Roger Siboni(2)(3)	57	Director	2004
Avadis Tevanian, Jr.(4)	50	Director	2009

(1)	Member of the Stock Plan Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee
(4)	Member of the Nominating and Governance Committee

Kevin Yeaman became our President and Chief Executive Officer in March 2009 and has been a member of the Board since he assumed the role of Chief Executive Officer. He joined Dolby as the Chief Financial Officer and Vice President in October 2005, was appointed Senior Vice President in November 2006 and Executive Vice President in July 2007. Prior to joining Dolby, he worked for seven years at E.piphany, Inc., a publicly traded enterprise software company, most recently as the chief financial officer from August 1999 to October 2005. Previously, Mr. Yeaman also served as Worldwide Vice President of Field Finance Operations for Informix Software, Inc., a provider of relational database software from February 1998 to August 1998. From September 1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG LLP, an accounting firm, serving most recently as a senior manager. Mr. Yeaman holds a B.S. degree in commerce from Santa Clara University.

As the Chief Executive Officer and former Chief Financial Officer of the Company, Mr. Yeaman has extensive experience in Dolby’s markets and brings to the Board a deep understanding of the Company, its finances, operations and strategy.

Peter Gotcher has served as a director since June 2003 and as Chairman of the Board of Directors since March 2011. Mr. Gotcher served as Executive Chairman of the Board of Directors from March 2009 until March 2011. Mr. Gotcher is an independent investor. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm, from September 1999 to January 2003. Prior to joining Redpoint Ventures, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Prior to joining Institutional Venture Partners, Mr. Gotcher founded and served as the president, chief executive officer and chairman of the board of Digidesign from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the general manager of Digidesign and executive vice president of Avid Technology from January 1995 to May 1996. Mr. Gotcher serves on the board of directors of Pandora Media, Inc. Mr. Gotcher also serves on the boards of directors of several private companies. Mr. Gotcher holds a B.A. degree in English literature from the University of California at Berkeley.

As the founder, former chief executive officer and chairman of Digidesign and a former venture capitalist, Mr. Gotcher has a broad understanding of the operational, financial and strategic issues facing public companies. In addition, his service on other boards and committees, including as a member of the Audit and Nominating and Corporate Governance Committees of Pandora Media, Inc., and his extensive experience in Dolby’s markets, provide valuable perspective for the Board and gives him significant operating experience, as well as financial, accounting and corporate governance experience.

David Dolby has served as a director and as a consultant to the Board on technology strategy matters since February 2011. Previously, Mr. Dolby served as Manager, Strategic Partnership from May 2008 until February 2011. In this role, Mr. Dolby was responsible for managing Company strategic partnerships and technology standards for Internet media encoding, delivery and playback. He represented the Company in technical and business working groups at a variety of international standards groups, including Universal Serial Bus, Digital Living Network Alliance, Digital Entertainment Content Ecosystem Ultraviolet, and Blu-ray Disc Association. Mr. Dolby has attended industry events with the Company for a significant number of years, including Audio Engineering Society, National Association of Broadcasters, International Consumer Electronics Show, ShoWest, Cine Expo International, IFA, and Custom Electronic Design and Installation Association. Before joining the Company from 2006 to 2008, Mr. Dolby was a self-employed entrepreneur and investor. Mr. Dolby attended Stanford Business School between 2004 and 2006. During that time Mr. Dolby served as product manager at Kaleidescape, Inc., a Silicon Valley technology firm focused on high-performance music and movie server systems. From 2003 to 2006, he owned and operated Charter Flight LLC, a private aircraft leasing business. In addition, during 2004, Mr. Dolby was an investment banking analyst focused on technology at Perseus Group (now GCA Savvian). From 2000 to 2002, Mr. Dolby was an employee of NetVMG, a company developing route control software for optimizing multi-homed IP network routing. Before joining NetVMG, Mr. Dolby worked for engineering firms Bechtel and Poe & Associates. Mr. Dolby received a B.S.E. in Civil Engineering from Duke University and an M.B.A. from Stanford University.

Mr. Dolby brings experience to the Board in home theater system technology, software technology productization, and offers a long-term perspective on the growth of the Company and its commitment to excellence in audio and video.

Nicholas Donatiello, Jr. has served as a director since February 2009. Mr. Donatiello has been the President and CEO of Odyssey Ventures, Inc. since September 1993. Prior to founding Odyssey, he was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant at McKinsey & Company. Mr. Donatiello is a director of three of the American Funds managed by Capital Research and Management. He also serves on the boards of directors of a number of private companies and since January 2010, as a member of the board of directors for the Schwab Charitable Fund. Mr. Donatiello served on the board of Gemstar-TV Guide

International from July 2000 to May 2008. In addition, Mr. Donatiello served as director of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010 and as chairman of the board of Northern California Public Broadcasting, Inc. from 2006 through 2008. Mr. Donatiello holds a B.S.E. degree in systems engineering from Princeton University and an M.B.A. degree from Stanford University.

As the founder, President and CEO of Odyssey Ventures, Inc., a market research firm focused on understanding consumers, media and technology, Mr. Donatiello has extensive experience in the marketing elements of Dolby’s markets. In addition, through his work at McKinsey & Company and his service on the boards of a variety of private and public companies, Mr. Donatiello has a broad understanding of the operational, financial and strategic issues facing companies.

Ted W. Hall has served as a director since February 2007. Mr. Hall has been the General Manager of Long Meadow Ranch and President of the associated Long Meadow Ranch Winery in Napa Valley since 1994. From 1998 to 2007 Mr. Hall served as Chairman of Tambourine, Inc., a specialty music production and distribution company. He has been the Managing Director of Mayacamas Associates, a strategic advisory firm, since 2000. From 1972 to 2000 Mr. Hall served in a variety of senior leadership roles at McKinsey & Company, a leading global consulting firm, including as an elected member of the McKinsey shareholder committee, which is McKinsey’s board of directors, from 1988 to 2000. Mr. Hall is a former Chairman of the Board of The Robert Mondavi Corporation, a global producer of fine wines, and has served on the boards of directors of a wide variety of educational and civic organizations, including the Stanford Business School’s Advisory Council and the San Francisco Symphony. Mr. Hall also serves on the board of directors of Williams-Sonoma, Inc. and Peet’s Coffee & Tea, Inc., as well as Basic American Inc., a private company. A former professional trombonist and record producer, Mr. Hall is a voting member of the National Academy of Recording Arts & Sciences. Mr. Hall holds a B.S.E. degree in electrical engineering from Princeton University and a M.B.A. from Stanford University.

Through his work at McKinsey & Company, Mr. Hall has a broad understanding of the operational, financial and strategic issues facing multinational public companies. In addition, his service on other boards and committees, including as a member of the Audit and Finance and Compensation Committees of Williams-Sonoma, Inc. and Nominating and Governance Committee of Peet’s Coffee & Tea, Inc., gives him significant financial, accounting and corporate governance experience.

Bill Jasper has served as a director since June 2003. Mr. Jasper joined Dolby in February 1979 as Chief Financial Officer and retired as President and Chief Executive Officer in March 2009. Mr. Jasper served in a variety of positions prior to becoming President in May 1983, including as our Vice President, Finance and Administration and Executive Vice President. Mr. Jasper served on the board of FOCUS Enhancements from March 2001 to September 2008. Mr. Jasper is a member of the Audio Engineering Society, the Society of Motion Picture and Television Engineers and an at-large member of the Academy of Motion Picture Arts and Sciences. Mr. Jasper holds a B.S. degree in industrial engineering from Stanford University and a M.B.A. from the University of California at Berkeley.

With his 30 years of experience as an executive officer of the Company, Mr. Jasper has extensive experience in Dolby’s markets and brings to the Board a deep understanding not only of the role of the Board, but also of the Company and its operations.

Sanford Robertson has served as a director since June 2003. Mr. Robertson has been a partner of Francisco Partners, a technology buyout fund, since 1999. Prior to founding Francisco Partners, Mr. Robertson was the founder and chairman of Robertson, Stephens & Co., a technology investment bank formed in 1978 and sold to BankBoston in 1998. Since the sale, Mr. Robertson has been a technology investor and advisor to several technology companies. Mr. Robertson was also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities, another technology investment bank. Mr. Robertson also serves on the boards of directors of Pain Therapeutics, Inc., RPX Corporation, salesforce.com and the Schwab Charitable Fund. Mr. Robertson holds a B.B.A. and a M.B.A. from the University of Michigan.

As a founder and director of investment banks and funds, Mr. Robertson brings valuable financial and operational expertise to our Board. In addition, his service on other boards and committees, including as a member of the Audit and Nominating and Corporate Governance Committees of salesforce.com and the Audit and Compensation Committees of Pain Therapeutics, Inc., gives him significant operating experience, as well as financial, accounting and corporate governance experience.

Roger Siboni has served as a director since July 2004. Mr. Siboni served as the chairman of the board of directors of E.piphany, Inc., a provider of customer interaction software, from December 1999 until E.piphany, Inc. was acquired by SSA Global Technologies, Inc. in September 2005. Mr. Siboni also served as president and chief executive officer of E.piphany from August 1998 to July 2003. From July 1996 to August 1998, Mr. Siboni was deputy chairman and chief operating officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting firm. From July 1993 to June 1996, Mr. Siboni was managing partner of KPMG Peat Marwick LLP’s information, communication and entertainment practice. Mr. Siboni also serves on the board of directors of Cadence Design Systems and a number of private companies, including IronPlanet, Inc. which filed a Registration Statement on Form S-1 with the SEC on March 18, 2010. Previously, Mr. Siboni served on (i) the board of FileNet Corporation from December 1998 until it was acquired by IBM in October 2006, (ii) the board of infoGROUP Inc. from January 2009 until it was acquired by CCMP Capital Advisors in July 2010, (iii) the board of ArcSight, Inc. from June 2009 until it was acquired by Hewlett-Packard Company in October 2010, and (iv) the board of Classmates Media Corporation, a wholly owned subsidiary of United Online, from 2007 to 2010. Mr. Siboni holds a B.S. degree in business administration from the University of California at Berkeley.

As a former Chairman of the Board and Chief Executive Officer of E.piphany, Inc., a former Chief Operating Officer of and managing partner of the information, communication and entertainment practice at KPMG LLP and a director of a number of companies, including as a member of the Audit, Finance and Nominating Committees of Cadence Design Systems and chairman of the Audit Committee of IronPlanet, Inc., Mr. Siboni has significant operating experience, as well as financial, accounting and corporate governance experience.

Avadis Tevanian, Jr. has served as a director since February 2009. Dr. Tevanian has served as a Managing Director of Elevation Partners, a private equity firm, since joining the firm in January 2010. Dr. Tevanian served as the Software Chief Technology Officer of Apple Inc. from 2003 to 2006. As Software CTO, Dr. Tevanian focused on setting company-wide software technology direction for Apple. Prior to his tenure as Software CTO, Dr. Tevanian was Senior Vice President of Software at Apple, a role he took on when Apple acquired NeXT, Inc. in 1997. As Senior Vice President of Software, Dr. Tevanian led the software engineering team responsible for the creation of Mac OS X and worked as part of Apple’s executive team. Before joining Apple, he was Vice President of Engineering at NeXT, Inc. and was responsible for managing NeXT’s engineering department. Dr. Tevanian started his professional career at Carnegie Mellon University, where he was a principal designer and engineer of the Mach operating system upon which Nextstep, and now OS X and iOS, are based. Dr. Tevanian is a former board member of Tellme Networks, Inc., an internet telecom company acquired by Microsoft. He holds a B.A. degree in mathematics from the University of Rochester and M.S. and Ph.D. degrees in computer science from Carnegie Mellon University.

With more than 20 years of operational and software expertise, including as Apple’s Chief Software Technology Officer, Dr. Tevanian brings to the Board extensive experience in consumer technology businesses and a deep understanding of the operational and strategic issues facing companies.

There are no family relationships among any of our directors and executive officers. Our Bylaws permit our Board to establish by resolution the authorized number of directors, and nine directors are currently authorized. Our Board currently consists of nine members.

Set forth below is certain information regarding our Founder and Director Emeritus, Ray Dolby.

Ray Dolby, Founder and Director Emeritus of Dolby Laboratories, was born in Portland, Oregon and grew up on the San Francisco peninsula. Mr. Dolby served as director from 1967 until his retirement from the Board in 2011. From 1949 through 1952 he worked on audio and instrumentation projects at Ampex Corporation, where from 1952 through 1957, as a student, he was mainly responsible for the development of the electronic aspects of the Ampex video tape recording system. He received his B.S. in electrical engineering from Stanford University in 1957 and, as a Marshall Scholar, left Ampex to pursue further studies at Cambridge University in England. He received a Ph.D. degree in physics from Cambridge in 1961.

In 1963, he took up a two year appointment as a United Nations technical advisor in India, then returned to England in 1965 to found Dolby Laboratories in London. In 1976 he established further offices, laboratories and manufacturing facilities in California. He holds more than 50 U.S. patents and has written papers on video tape recording, long wavelength X-ray analysis and noise reduction.

Honors and Awards—Audio Engineering Society: Fellow and Past President; Silver Medal; Gold Medal. British Kinematograph Sound and Television Society: Fellow; Science and Technology Award. Society of Motion Picture and Television Engineers: Fellow; Samuel L. Warner Memorial Award; Alexander M. Poniatoff Gold Medal; Progress Medal; Honorary Member. Academy of Motion Picture Arts and Sciences: Science and Engineering Award; “Oscar” Award. National Academy of Television Arts and Sciences: “Emmy” Award. National Academy of Recording Arts and Sciences: “Grammy” Award. United States: National Medal of Technology. United Kingdom: Honorary O.B.E.

See “Corporate Governance Matters” and “Executive Compensation—Compensation of Directors” for additional information regarding the Board.

The Board recommends a vote “FOR” the election of each of the nominees set forth above.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

The Board held six meetings during fiscal 2011. Each of our directors attended at least 75% of the aggregate number of meetings held by the Board and of the committees on which such director served during fiscal 2011.

The standing committees of our Board consist of an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Stock Plan Committee, each of which has the composition and responsibilities described below. Each standing committee of the Board acts pursuant to a written charter approved by the Board, which charters are available on the Company’s website at http://www.dolby.com—“About Us”—“Investors”—“Corporate Governance”. Our Board also has convened, and may in the future convene, ad hoc committees of the Board from time to time as it deems necessary or advisable.

The non-management members of the Board also meet in executive session without management present on a regular basis. In addition, the independent members of the Board meet in executive session on a regular basis. The chairpersons of the Audit, Compensation, and Nominating and Governance Committees rotate as Presiding Director of these executive sessions on an annual basis. Sanford Robertson, the chairperson of the Nominating and Governance Committee, is the Presiding Director until January 2012, then the chairperson of the Audit Committee, currently Roger Siboni, will act as the Presiding Director until January 2013, at which time the chairperson of the Compensation Committee, currently Ted W. Hall, will act as the Presiding Director until January 2014.

Audit Committee

The current members of the Audit Committee are Ted W. Hall, Sanford Robertson and Roger Siboni, each of whom is a non-management member of our Board. Mr. Siboni is the chairman of our Audit Committee. The Audit Committee held eight meetings during fiscal 2011. Our Board has determined that each member of our Audit Committee meets the requirements for independence under the current requirements of the New York Stock Exchange (“NYSE”) and the SEC rules and regulations. The Board also has determined that each of Messrs. Hall, Robertson and Siboni meet the requirements for financial literacy under the applicable rules and regulations of the NYSE and SEC, and are “audit committee financial experts” as defined in SEC rules. The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	Selecting and hiring our independent auditors, and approving the audit and permissible non-audit services to be performed by our independent auditors;

•	Evaluating the qualifications, performance and independence of our independent auditors;

•	Evaluating the performance of our internal audit function;

•	Reviewing the adequacy and effectiveness of our control policies and procedures;

•	Acting as our Qualified Legal Compliance Committee (“QLCC”);

•	As appropriate, reviewing, approving or ratifying related person transactions in accordance with our Related Person Transaction Policy;

•	Attending to risk management matters as described in “Board’s Role in Risk Oversight” below; and

•	Preparing the Audit Committee report that the SEC requires in our annual proxy statement.

The Board designated the Audit Committee to act as the Company’s QLCC. The QLCC was created to review any report made directly, or otherwise made known, to the QLCC by attorneys employed or retained by the Company or its subsidiaries of a material violation of U.S. federal or state securities law or similar U.S. federal or state law. The QLCC may receive, consider and investigate reports, retain experts or counsel to assist or advise them and make recommendations of an appropriate response. The QLCC may notify the SEC of any material violation.

The report of the Audit Committee is included in this Proxy Statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Ted W. Hall, Sanford Robertson and Avadis Tevanian, each of whom is a non-management member of our Board. Mr. Robertson is the chairman of our Nominating and Governance Committee. The Nominating and Governance Committee held eight meetings during fiscal 2011. Our Board has determined that each member of our Nominating and Governance Committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. The Nominating and Governance Committee is responsible for, among other things:

•	Assisting the Board in identifying prospective director nominees and recommending to the Board director nominees for each annual meeting of stockholders;

•	Developing and recommending to the Board governance principles applicable to us;

•	Overseeing the evaluation of the Board, each Board committee and individual directors;

•	Recommending Board committee members to the Board;

•	Making an annual report to the Board on succession planning;

•	Attending to risk management matters as described in “Board’s Role in Risk Oversight” below; and

•	On a periodic basis, reviewing director compensation and, if appropriate, recommending to the Board any proposed changes in the type or amount of compensation for directors.

Compensation Committee

The current members of the Compensation Committee are Nicholas Donatiello, Jr., Ted W. Hall and Roger Siboni, each of whom is a non-employee member of our Board. Mr. Hall is the chairman of our Compensation Committee. The Compensation Committee held seven meetings during fiscal 2011. Our Board has determined that each member of our Compensation Committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and applicable regulations. The Compensation Committee is responsible for, among other things:

•	Reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating our CEO’s performance in light of those goals and objectives;

•

Reviewing and approving the following elements of compensation for our CEO and other executive officers: annual base salary, annual cash incentive bonus, including the specific goals and amounts, equity compensation, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits, compensation or arrangements;

•	Administering the Company’s equity incentive plans, including issuing equity awards under such plans;

•	Evaluating and approving compensation plans, policies and programs for our CEO and other executive officers;

•	Attending to risk management matters as described in “Board’s Role in Risk Oversight” below; and

•	Preparing the Compensation Committee report that the SEC requires in our annual Proxy Statement.

The Compensation Committee adopted the Equity-Based Award and Grant Vesting Policy (the “Equity Policy”) described under “Executive Compensation—Compensation Disclosure and Analysis—Equity-Based Award and Grant Vesting Policy” and acts pursuant to the terms and conditions of the Equity Policy.

The report of the Compensation Committee is included in this Proxy Statement.

Stock Plan Committee

The current members of the Stock Plan Committee are Ted W. Hall and Kevin Yeaman. The Stock Plan Committee held one meeting during fiscal 2011. The Stock Plan Committee has the authority to grant stock options, stock appreciation rights and restricted stock units to newly hired employees and consultants, who will not be executive officers or directors of the Company on the date of grant, and make performance/promotion or retention grants of awards to employees and consultants who are not executive officers or directors of the Company on the date of grant. Equity grants by the Stock Plan Committee are subject to the terms and conditions of the Equity Policy described under “Executive Compensation—Compensation Disclosure and Analysis—Equity-Based Award and Grant Vesting Policy”. The Stock Plan Committee granted equity-based awards on twelve occasions in fiscal 2011.

Board’s Role in Risk Oversight

Our Board is responsible for overseeing management of the Company’s risks. Management is responsible for establishing our business and operational strategies, identifying and assessing the related risks and implementing appropriate risk management practices on a day-to-day basis. Our Board reviews our business and operational strategies and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. The Board meets with management at least quarterly to review, advise and direct management with respect to strategic business risks, operational risks, legal risks and risks related to the Company’s acquisition strategies, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk.

Our Audit Committee oversees financial risk exposures, including monitoring the Company’s financial condition and investments, the integrity of the Company’s financial statements, accounting matters, internal controls over financial reporting, the independence of the Company’s Independent Registered Public Accounting Firm, KPMG, and guidelines and policies with respect to risk assessment and risk management. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department and an annual attestation report on internal control over financial reporting from KPMG. The Audit Committee oversees the Company’s annual enterprise business risk assessment which is conducted by the Company’s Internal Audit Department. The annual enterprise business risk assessment reviews the primary risks facing the Company and the Company’s associated risk mitigation measures. In addition, the Audit Committee discusses other risk assessment and risk management policies of the Company periodically with management.

Our Compensation Committee oversees the design of compensation structures that create incentives that encourage behaviors and decisions consistent with the Company’s business strategy as is further described in the Compensation Discussion and Analysis section below.

Our Nominating and Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership, structure and compensation, succession planning for our directors and executive officers and corporate governance policies.

Board Leadership Structure

The Company’s Corporate Governance Guidelines provide that the Board does not have a policy regarding the separation of the offices of the Chairman of the Board and Chief Executive Officer and the Board shall be free to choose its Chairman of the Board in any way that it deems best for the Company at any given point in time. The Board believes these issues should be considered as part of the Board’s broader succession planning process.

The Board has determined that having two different individuals serve in the roles of Chairman of the Board and Chief Executive Officer is in the best interest of the Company’s stockholders at this time. Mr. Yeaman currently serves as our Chief Executive Officer and Mr. Gotcher currently serves as our Chairman of the Board. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides overall leadership to the Board and advises and consults on technologies and markets and other matters as the Board may request. The Chairman also works with the Chief Executive Officer to prepare Board meeting agendas and chairs meetings of the Board. The leadership structure allows the Chief Executive Officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our Board and those operating decisions. The Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Board Independence

The Board has determined that Messrs. Donatiello, Hall, Robertson, Siboni and Dr. Tevanian do not have any material relationship with the Company and are independent within the meaning of the standards established by the NYSE. In making that determination, the Board considered all relevant facts and circumstances, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships.

With respect to Mr. Robertson, the Board specifically considered the following:

•

Mr. Robertson is a co-founder and general partner of Francisco Partners (“Francisco”). In December 2010, an affiliate of Francisco acquired the Grass Valley Broadcast business of the Grass Valley Group (“Grass Valley”) from Technicolor S.A. Dolby licenses technologies to a Grass Valley subsidiary that was acquired by Francisco. The Board has concluded that our relationship with the subsidiary acquired by Francisco was not a material relationship that would impede the exercise of independent judgment by Mr. Robertson.

Policy for Director Recommendations and Nominations

It is the policy of the Nominating and Governance Committee to consider recommendations for candidates to the Board from stockholders holding at least 250,000 shares of the Company’s Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation.

A stockholder that wants to recommend a candidate for election to the Board should send the recommendation by letter to Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, CA 94103-4813, Attn: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and any relationships between the candidate and the nominating stockholder, information regarding any hedging transactions or similar arrangements entered into by or on behalf of the candidate or nominating stockholder, and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the committee will consider the following:

•	The current size and composition of the Board and the needs of the Board and the respective committees of the Board;

•

Without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, diversity of perspective, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like; and

•	Other factors that the committee may consider appropriate.

•	The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on the Board:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	Skills that are complementary to those of the existing Board;

•	The ability to assist and support management and make significant contributions to the Company’s success; and

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

•

If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management; and

•	The committee may propose to the Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the Board.

The Company does not maintain a separate policy regarding the diversity of the Board, but during the director nomination process the Nominating and Governance Committee considers diversity of experience and diversity of perspective.

Policies and Procedures for Communications to Non-Management or Independent Directors

In cases where stockholders or interested parties wish to communicate directly with our non-management or independent directors, messages can be sent to our General Counsel, at generalcounsel@dolby.com, or to Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, CA 94103-4813, Attn: General Counsel. Our General Counsel monitors these communications and will provide a summary of all received messages to the Board at each regularly scheduled meeting of the Board, or if appropriate, solely to the non-management or independent directors at each regularly scheduled executive session of non-management or independent directors. Where the nature of a communication warrants, our General Counsel may obtain the more immediate attention of the appropriate committee of the Board, non-management or independent directors, of independent advisors or of Company management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder or interested party communication is necessary.

These procedures do not apply to communications to non-management or independent directors from officers or directors of the Company who are stockholders or interested parties, or to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Attendance at Annual Meeting of Stockholders

We encourage our directors to attend our annual meetings of stockholders. All of the members of the Board attended the 2011 annual meeting of stockholders.

Code of Business Conduct and Ethics

The Board has adopted a U.S. version of the Code of Business Conduct and Ethics, which is applicable to all of our directors and our employees located in the United States, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Board also has adopted international versions of the Code of Business Conduct and Ethics, which are applicable to our employees located in our foreign offices. The various versions of our Code of Business Conduct and Ethics are available on the Company’s website at http://www.dolby.com—“About Us”—“Investors”—“Corporate Governance”. The Company will post on the Investor Relations section of our website any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or NYSE.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address the role and composition of, and policies applicable to, the Board. The Nominating and Governance Committee will periodically review the guidelines and report any recommendations to the Board. The Corporate Governance Guidelines are available on the Company’s website at http://www.dolby.com —“About Us”—“Investors”—“Corporate Governance”.

Equity-Based Award and Grant Vesting Policy

The Compensation Committee has adopted an Equity Policy. See “Executive Compensation—Compensation Disclosure and Analysis—Equity-Based Award and Grant Vesting Policy”.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Nicholas Donatiello, Jr., Ted W. Hall and Roger Siboni. None of our executive officers has served as a member of the board of directors or compensation committee (or other committee serving an equivalent function) of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Whistleblower Policy

The Audit Committee has established a telephone and internet whistleblower hotline available to employees of the Company for the anonymous submission of suspected violations, including accounting, internal controls, or auditing matters, harassment, fraud and policy violations.

Related Person Transaction Policy

The Company has adopted a Related Person Transaction Policy. See “Certain Relationships and Related Transactions — Review, Approval or Ratification of Related Person Transactions”.

10b5-1 Trading Plans

As of November 25, 2011, nine of our executive officers and directors had Exchange Act Rule 10b5-1 trading plans. The plans extend through various dates, the latest of which is November 30, 2012, and were adopted during “open windows” as permitted by the Company’s insider trading policy. As of November 25, 2011, a remaining total of approximately 340,000 shares could be sold under these executive officers’ and directors’ trading plans. In addition, the Ray Dolby Trust has adopted a trading plan which, as of November 25, 2011, had a remaining total of 2,000,000 shares which could be sold and which extends through May 31, 2012.

Executive officers and directors may amend or enter into new trading plans during “open windows” in the future assuming that they are not aware of any material non-public information concerning the Company at the time. Trades pursuant to amendments and new trading plans may not be made until the date of the opening of the next quarterly trading window following the date of such amendment or trading plan. Sale transactions by our executive officers and directors under trading plans will be disclosed publicly through filings with the SEC as required. Trading plan terms do not generally restrict executive officers or directors from making trades outside of the trading plans; provided that any such trades occur during “open windows” and are otherwise subject to the Company’s insider trading policy requirements.

The Company does not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of its officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of November 25, 2011, as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of either our Class A Common Stock or Class B Common Stock, (ii) our Director Emeritus and Founder and each of our directors, (iii) each of our executive officers named under “Executive Compensation — Fiscal 2011 Summary Compensation Table” (the “Named Executive Officers”) and (iv) all of our directors and executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 51,463,616 shares of Class A Common Stock and 57,294,779 shares of Class B Common Stock outstanding at November 25, 2011. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding (i) shares of Common Stock subject to stock options held by that person that were currently exercisable or exercisable within 60 days of November 25, 2011 and (ii) shares of Common Stock subject to restricted stock units held by that person that vest within 60 days of November 25, 2011. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed on the table is c/o Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, CA 94103-4813.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned				% Total Voting Power(1)
	Class A Common Stock		Class B Common Stock
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Ray Dolby Trust(2)	—	—	53,623,670	93.6	85.9
Ray Dolby 2002 Trust A dated April 19, 2002(3)	—	—	1,710,165	3.0	2.7
Ray Dolby 2002 Trust B dated April 19, 2002(4)	—	—	1,810,165	3.2	2.9
Capital World Investors (5)	5,702,921	11.1	—	—	*
T. Rowe Price Associates, Inc.(6)	4,592,440	8.9	—	—	*

Director Emeritus and Founder, Directors, and Executive Officers:
Ray Dolby(7)	100	*	57,144,000	99.7	91.5
Kevin Yeaman(8)	270,887	*	—	—	*
Murray Demo(9)	131,370	*	—	—	*
Ramzi Haidamus(10)	78,782	*	—	—	*
Michael Rockwell(11)	78,995	*	—	—	*
Andy Sherman(12)	21,600	*	—	—	*
David Dolby(13)	2,473	*	1,810,165	3.2	2.9
Nicholas Donatiello(14)	8,333	*	—	—	*
Peter Gotcher(15)	68,039	*	—	—	*
Ted W. Hall(16)	15,000	*	—	—	*
Bill Jasper(17)	73,765	*	10,000	*	*
Sanford Robertson(18)	22,501	*	—	—	*
Roger Siboni(19)	22,500	*	30,000	*	*
Avadis Tevanian(20)	8,334	*	—	—	*
All executive officers, director emeritus and directors as a group (14 persons)(21)	802,679	1.5	57,184,000	99.8	91.7

*	Less than one percent.

(1)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class. Each holder of Class B Common Stock is entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.
(2)	Shares beneficially owned by the Ray Dolby Trust are comprised of 53,623,670 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999. Ray Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(3)	Reflects 1,710,165 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002, voting power of which is held by Thomas E. Dolby, son of Ray Dolby, as Special Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002. Ray Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(4)	Reflects 1,810,165 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002, voting power of which is held by David E. Dolby, son of Ray Dolby, as Special Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002. Ray Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(5)	Based on its Schedule 13G filed with the SEC on September 12, 2011, wherein Capital World Investors (“Capital”) reported beneficial ownership of 5,702,921 shares of Class A Common Stock. Capital reported sole voting and dispositive power as to all of the shares. The address for Capital is 333 South Hope Street, Los Angeles, California 90071.
(6)	Based on supplemental information provided to us, T. Rowe Price Associates, Inc. (“Price Associates”) has sole dispositive power for the entire holding of 4,592,440 shares and sole voting power as to 1,059,500 shares. These securities are owned by various individuals and institutional investors including the T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 3,075,000 shares, representing 6.0% of the shares of Class A Common Stock outstanding), for which Price Associates serves as investment advisor with power to direct investments and/or power to vote the securities. The T. Rowe Price Mutual Funds have sole voting power as to the totals owned and no dispositive power for these shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.
(7)	Includes (i) 53,623,670 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby Trust under the Dolby Family Instrument dated May 7, 1999, (ii) 1,710,165 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002, and (iii) 1,810,165 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002 (“Dolby 2002 Trust B”). Ray Dolby disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein.
(8)	Shares held in the name of Kevin and Rachel Yeaman, Trustees of the Yeaman Family Trust dated May 14, 2009 (the “Yeaman Trust”). Includes stock options held in the name of the Yeaman Trust to purchase 252,438 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2011. Includes 6,775 shares of Class A Common Stock subject to restricted stock units that vest within 60 days of November 25, 2011.
(9)	Includes stock options held in the name of Murray J. Demo, as Trustee of the Murray and Marie Demo Family Trust dated May 1, 1996 (the “Demo Trust”) to purchase 126,521 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2011. Includes 3,375 shares of Class A Common Stock subject to restricted stock units that vest within 60 days of November 25, 2011.
(10)	Includes stock options held by Mr. Haidamus to purchase 68,750 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2011. Includes 3,700 shares of Class A Common Stock subject to restricted stock units that vest within 60 days of November 25, 2011.
(11)	Includes stock options held by Mr. Rockwell to purchase 75,463 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2011. Includes 3,375 shares of Class A Common Stock subject to restricted stock units that vest within 60 days of November 25, 2011.
(12)	Includes stock options held by Mr. Sherman to purchase 17,250 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2011. Includes 4,350 shares of Class A Common Stock subject to restricted stock units that vest within 60 days of November 25, 2011.
(13)

Includes (i) stock options held by David Dolby to purchase 2,203 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2011, (ii) 42 shares of Class A Common Stock subject to restricted stock units that vest within 60 days of November 25, 2011 and (iii) 1,810,165 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002, voting power of which is held by David E. Dolby, son of Ray Dolby, as Special Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002, and trust beneficiary.

(14)	Shares held in the name of Nicholas Donatiello, Jr., Trustee of the Nicholas Donatiello, Jr. Trust u/a/d April 22, 2011.
(15)	Includes stock options held by Mr. Gotcher to purchase 45,372 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2011.
(16)	Includes stock options held in the name of Ted W. Hall as Trustee of the Hall 2006 Trust to purchase 5,000 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2011.
(17)	Includes stock options held by Mr. Jasper to purchase 56,250 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2011.
(18)	Includes stock options held by Mr. Robertson to purchase 22,501 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2011.
(19)	Includes stock options held by Mr. Siboni to purchase 22,500 shares of Class A Common Stock and 30,000 shares of Class B Common Stock that are exercisable within 60 days of November 25, 2011.
(20)	Shares held in the name of Avadis Tevanian, Jr. and Nancy Tevanian Trust u/a/d 5/29/96.
(21)	Includes (i) stock options held by all executive officers and directors to purchase an aggregate of 694,248 shares of Class A Common Stock and 30,000 shares of Class B Common Stock that are exercisable within 60 days of November 25, 2011 and (ii) 21,617 shares of Class A Common Stock subject to restricted stock units held by all executive officers and directors that vest within 60 days of November 25, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Board has adopted a written Related Person Transactions Policy. Pursuant to this policy, any related person transaction proposed or entered into by the Company must be reviewed, approved or ratified by the Audit Committee in accordance with the terms of the policy. A “related person transaction,” is a transaction between the Company and a related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is any person who was an executive officer, director or nominee for director since the beginning of the last fiscal year and their immediate family members, or a greater than 5% beneficial owner of any class of the Company’s voting securities at the time of the occurrence or existence of the transaction and their immediate family members.

Any related person transaction proposed or entered into by the Company that does not fall into a specified exclusion under the policy must be reported to the Company’s General Counsel, and the Audit Committee shall review, approve or ratify such transactions in accordance with the terms of the policy. In the course of its review and approval or ratification of a related person transaction, the Audit Committee considers:

•	The approximate dollar value of the amount involved in the transaction;

•	The related person’s interest in the transaction and the approximate dollar value of such interest without regard to any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the Company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to the Company of, the transaction; and

•	Any other information regarding the transaction or the related person in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the following, to the extent that they may constitute related person transactions, shall be deemed to be pre-approved or ratified (as applicable) under the terms of the policy:

•

The agreements, arrangements and other permitted uses, rights and activities allowed pursuant to the terms of the At-Will Employment, Proprietary Rights, Non-Disclosure and No Conflicts-of-Interest Agreement between Ray Dolby and the Company, dated November 19, 2004; and

•	The use of certain theatres of the Company by Ray Dolby and/or his related persons.

Since September 25, 2010, we have not been a party to, and we have no plans to be a party to, any related party transactions, other than in connection with the transactions described below.

Employee Proprietary Rights Agreement with Ray Dolby

While an employee of the Company, Ray Dolby entered into an employee proprietary rights agreement which became effective on February 16, 2005. Under the terms of Ray Dolby’s employee proprietary rights agreement, all future inventions created by Ray Dolby related to our business while he was an employee or after the termination of his employment that includes or uses the Company’s trade secrets or confidential information will be assigned to the Company. Under this agreement, Ray Dolby also agreed to abide by a conflicts of interest policy substantially in the form that all other employees are required to sign. However, the conflict of interest policy that Ray Dolby signed differs from our standard policy in that, among other matters, it permits him to use our equipment, supplies and facilities to conduct research and development on matters unrelated to our business; does not apply to any lease agreement we have entered into or may enter into with him; and permits him to have up to a ten percent interest, instead of up to a two percent interest, in a competitor, customer, licensee or supplier without being in violation of the policy and limits the provision of the policy related to having interests in these entities only to direct interests. Ray Dolby retired as an employee of the Company during fiscal 2009, but the terms of the agreement continue to apply.

Ray Dolby retired from the Board in fiscal 2011 and was appointed “Founder and Director Emeritus”. In this uncompensated position, Ray Dolby is entitled to attend meetings of the Board and its committees as an observer and to receive copies of the related meeting materials, but he does not have Board voting rights.

Real Estate Transactions

Lease for 100 Potrero Avenue

Since 1980, we have leased our principal executive offices located at 100 Potrero Avenue, San Francisco, California from Ray Dolby. We also lease additional parking and warehouse space from Ray Dolby in connection with our lease of 100 Potrero Avenue. In December 2005, we renegotiated the leases and extended their terms until December 31, 2013, with the option to renew the leases for two additional five year terms at a rate equal to the rent that the landlord could obtain for the option term from a third party desiring to lease the premises for the option term, as determined by the landlord and agreed to by us. Our rent expense for these facilities was $1.6 million in fiscal 2011 and the estimated rent expense over the remaining life of the leases for these facilities is $15.1 million (assuming that we exercise our option to renew the leases for two additional five year terms beyond their December 31, 2013 expiration and assuming a rate equal to the current rent). We are generally responsible for the condition, operation, repair, maintenance, security and management of the properties. We have also agreed to indemnify and hold Ray Dolby, as landlord, harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from our conduct related to the properties.

Jointly Owned Real Estate Entities

The Ray Dolby Trust, the Dolby Family Trust Instrument dated May 7, 1999 (“Dolby Family Trust”) or Dolby Wootton Bassett, LLC (“DWB”), of which Ray Dolby and Dagmar Dolby as Trustees of the Dolby Family Trust are collectively the sole member, owns a majority financial interest in five real estate entities that own and lease commercial real property to us. We own the remaining financial interests in these real estate entities. The following table sets forth, for each of the five real estate entities, the person or entity that owns the majority financial interest in the real estate entity, the percentage interest owned by the majority owner in such real estate entity and the location of the property subject to the applicable lease. The leased property in San Francisco, California includes our principal administrative offices at 999 Brannan Street.

Real Estate Entity	Majority Owner	Majority Ownership Interest	Location of Property Leased to Us
Dolby Properties, LLC	Ray Dolby Trust	62.5%	San Francisco, California
Dolby Properties Burbank, LLC	Dolby Family Trust	51.0%	Burbank, California
Dolby Properties Brisbane, LLC	Dolby Family Trust	51.0%	Brisbane, California
Dolby Properties UK, LLC	Dolby Family Trust	51.0%	Wootton Bassett, England
Dolby Properties, LP	DWB	90.0%	Wootton Bassett, England

Our expense recorded for rents payable to such entities was $5.1 million in fiscal 2011 and the estimated rent expense over the remaining life of the various leases for these facilities is $11.7 million.

When we negotiate a lease agreement with Ray Dolby or any of the jointly owned real estate entities, we engage real estate brokers to provide fair market rent and lease terms based on a summary of comparable properties located in the area of the subject property. The brokers are instructed that the transaction is intended to be completed on an “arm’s-length” basis. We believe that all of our leases were entered into on a reasonable fair market basis.

Other Arrangements with Ray Dolby

In the past, we have allowed Ray Dolby and members of his family to use our office facilities for their personal purposes on a limited basis, and we expect this use to continue in the future. For example, Ray Dolby currently uses two offices in one of our facilities for non-Company related activities. In addition, members of Ray Dolby’s family are allowed to use our conference and screening rooms for personal purposes up to ten times per year. We estimate that the incremental cost to the Company of such personal use by Ray Dolby’s family was less than $15,000 in fiscal 2011. In addition, in fiscal 2011 we paid Ray Dolby $1,200 per month for the use by our employees of a condominium he owns in Alpine Meadows, California. Our Board has approved of these arrangements, and has approved the continuation of these arrangements in the future.

David Dolby was an employee of the Company prior to joining the Board. In fiscal 2011, he received a salary of $44,365 for a partial year of service. During fiscal 2011, as an employee he was granted 170 restricted stock units and an option to purchase 675 shares of Class A Common Stock at an exercise price of $66.63 per share. David Dolby’s at-will employment and the terms of his employment were approved by the Audit Committee in accordance with the Company’s Related Person Transaction Policy and Procedures. David Dolby ceased to be an employee of the Company concurrent with his election to the Board on February 2, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Following the Compensation Committee Report, you will find a series of tables containing specific information about the compensation awarded, earned or paid in fiscal 2011 to the individuals listed in the Summary Compensation Table as our Named Executive Officers. The discussion below is intended to help you understand the detailed information provided in those tables as well as explain our executive compensation program and how the Compensation Committee (for purposes of this section, the “Committee”) made its decisions for fiscal 2011.

Executive Summary

Financial Highlights

Although fiscal 2011 was another challenging year within our industry, we were able to successfully achieve many of our annual operating objectives in a turbulent environment and continue to grow our business. As a result, during fiscal 2011, we delivered continued growth in both revenues and profit in the face of significant economic uncertainty. Our key financial performance achievements in fiscal 2011 included the following:

	Fiscal 2010 Performance	Fiscal 2011 Performance	Percentage Increase
Revenue	$922.7 million	$955.5 million	4%
Non-GAAP Net Income	$313.5 million	$339.9 million	8%
Non-GAAP Earnings Per Diluted Share	$2.72	$3.02	11%

“Non-GAAP Net Income and Earnings Per Diluted Share” exclude expenses related to stock-based compensation, the amortization of intangibles from business combinations, restructuring charges, and the related tax impact of these items as well as the one-time tax benefit resulting from the release of a deferred tax liability in the first quarter of fiscal 2011.

Key Compensation Actions and Decisions

At the beginning of fiscal 2011, the Committee took the following actions with respect to the compensation of our Named Executive Officers:

•

Approved a 3% base salary increase for calendar year 2011, consistent with our budgets for general merit-based increases for our U.S. workforce, which management established based on competitive merit increase survey data for high-technology companies; and

•

Approved equity awards for each Named Executive Officer, whose fiscal 2011 grant date fair values, when compared with the grant date fair values for the corresponding fiscal 2010 equity grants to each respective Named Executive Officers, ranged from a 21% decrease to a 9% increase.

Following the end of fiscal 2011, in light of our business performance for the year, the Committee approved a payout of annual incentive compensation to our Named Executive Officers that represented 73% of the target annual cash incentive award opportunities. In reaching this decision, the Committee noted that despite the increase in profit from fiscal 2010, we did not achieve our target non-GAAP operating income performance level. The Committee had set this performance target level to be more aggressive than targeted in prior fiscal years, and the resulting actual payouts to our Named Executive Officers for fiscal 2011 were 38% of the payouts made in fiscal 2010. Nonetheless, consistent with our “pay for performance” philosophy, we funded the fiscal 2011 bonus pool at 73% of the target funding level.

At our 2011 Annual Meeting of Stockholders, we conducted, for the first time, a non-binding advisory vote of our stockholders on the compensation of our Named Executive Officers. At that meeting, approximately 98% of the voting power of the shares present and entitled to vote on the proposal voted to “Approve” the compensation of our Named Executive Officers. The Committee reviewed the favorable results of this advisory vote, noting the widespread support of our non-controlling stockholders as well as our controlling stockholder. Although none of the Committee’s subsequent actions or decisions with respect to the compensation of our executive officers were directly attributable to the results of the vote, the Committee took the vote outcome into consideration in the course of its deliberations and expects to continue to do so with respect to future advisory votes concerning executive compensation.

Proposed Stock Option Exchange Program

Despite our continued revenue growth and profitability in fiscal 2011, the market price of our Common Stock declined significantly throughout the year and, as of November 25, 2011, approximately 82% of the total outstanding stock options and 96% of the outstanding unvested stock options held by employees, including our executive officers, were “underwater” (that is, these options had exercise prices greater than the current market value of our Common Stock). As described in Proposal 2 below, at the Annual Meeting we intend to ask our stockholders to approve a one-time stock option exchange program for our eligible stock option holders, including our executive officers. The primary purpose of the proposed exchange program is to restore the intended retention and incentive value of certain of our employee equity awards, which we believe will promote long-term stockholder value. We also believe that the exchange program will better align the potential value of our employee equity awards with their associated compensation expense and will reduce potential “overhang” and stockholder dilution.

We believe that, for the following reasons, extending the proposed stock option exchange program to our executive officers is appropriate under our executive compensation philosophy:

•	We believe that the decline in the price of our Common Stock was influenced by events in our industry, the outcome of which is still unclear, as well as ongoing market volatility;

•

The absence of incentive value in the stock option portion of our executive officers’ equity holdings (which, in all cases, comprise the largest portion of their current equity holdings) places an undesirable emphasis on their annual cash incentive compensation opportunities; and

•

Our executive officers who elect to replace their outstanding underwater stock options with restricted stock units will receive a smaller number of shares with extended vesting, requiring them to both reduce the size of their current equity holdings and “re-earn” the currently-vested portions of their surrendered awards, objectives which are consistent with our pay for performance philosophy.

Overview of Executive Compensation Program

Philosophy and Objectives

The objectives of the Company’s executive officer compensation program are to:

•	Provide a competitive compensation package that enables the Company to attract, motivate, and retain high-caliber talent.

•

Provide a total compensation package, aligned with the nature and dynamics of our business, which focuses management on achievement of the Company’s annual and long-term corporate objectives and strategies.

•	Reward both individual and collective contributions to Company success consistent with our pay for performance orientation.

•	Emphasize long-term value creation and align the interests of management and stockholders through the use of equity-based awards.

Consistent with these objectives, our pay positioning strategy emphasizes the total direct compensation opportunities provided to our executive officers and places less weight on the discrete positioning of individual pay components. In addition, when evaluating total direct compensation, the Committee considers compensation trends as reflected by our peer companies (as described below) and companies with which we compete for talent with particular attention paid to the third quartile of the competitive market data for executive talent. Individual elements of compensation are designed to create incentives that are consistent with our business needs and strategic objectives. The actual compensation decisions of the Committee are made in its discretion and are influenced by a variety of factors, including, but not limited to, an individual executive officer’s experience, skills, contributions and performance.

Compensation Elements

The principal individual elements of our executive officer compensation program are summarized below and then described in more detail under “Elements of Executive Compensation”.

Element	What the Element Rewards	Objective of the Element
Base Salary	• Core competence in the executive officer role relative to experience, skills and contributions to the Company	• Provide fixed compensation based on competitive market practices

Annual Cash Incentive Compensation (2011 Dolby Executive Annual Incentive Plan)	• Contributions toward achievement of our annual financial (revenue and profit) goals, as well as individual performance	• Provide variable performance-based cash compensation and equity opportunity • Motivate achievement of critical annual business objectives and maintain a high level of team and individual performance

Long-Term Incentive Compensation (Stock Options and Restricted Stock Units)	• Sustained stock price appreciation • Continued employment with the Company over a multi-year period

•   Encourage focus on long-term strategic objectives

•   Ensure total direct compensation is competitive with market practices

•   Assist in recruiting and retaining executive officers

•   Align the interests of executive officers and stockholders

•   Promote executive officer equity ownership

•   Efficient use of compensation resources

Generally Available Benefits (including health and life insurance and retirement (401(k)) and disability plans)	• Core competence in the executive officer role	• Provide retirement and welfare benefits generally available to all full-time employees

Severance and Change in Control Arrangements	• Continued employment by an executive officer in light of potential or actual change in control of the Company

•   Encourage executive officer retention and continuity of management in the event of a potential or actual change in control of the Company

•   Other than the vesting acceleration provided to all employees under our stock plans, such arrangements are used very rarely by the Company as recruitment/promotion inducements and provide protection against an involuntary loss of employment

Compensation Mix

We design our executive officer compensation packages to deliver a mix of fixed and variable incentive compensation. Fixed compensation is provided in the form of base salary, and represents the smallest portion of an executive officer’s total targeted compensation package. Variable incentive compensation is delivered in the form of annual cash incentives and long-term incentives including stock options and restricted stock units, which collectively represent the largest portion of an executive officer’s total compensation package.

In fiscal 2011, base salary (13%) and actual annual cash incentive compensation (7%) together constituted approximately 20% of total direct compensation for our executive officers. Long-term incentive compensation constituted approximately 79% of total direct compensation, which was split between grants of stock options (47%) and restricted stock units (32%). Please see the chart* below.

*	The long-term incentive compensation percentage is based on the grant date fair value of equity awards granted in fiscal 2011 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”) and does not represent the compensation actually realized by the executive officers from such awards. The analysis of total direct compensation excludes compensation for Mr. Sherman, who joined the Company mid-fiscal year, as the inclusion of his partial year compensation and his initial equity grants would not be representative of ongoing annualized compensation.

Peer Companies and Market Data

To assist it in analyzing our executive officer compensation program for fiscal 2011, the Committee engaged Compensia, Inc. as a compensation consultant to review compensation data for a group of peer companies, as well as data in published industry-specific compensation surveys. The Committee first instructed Compensia to review our peer company selection criteria in detail. With Compensia’s input, the Committee established criteria for selecting peer companies based on the following:

•	Industry

•	Market capitalization

•	Market capitalization as a multiple of revenue

•	Market capitalization per employee

•	Revenue

•	Net income margin

•	Employee base

Based on these criteria, we updated our direct peer group for fiscal 2011 from that used in fiscal 2010 to comprise the following 13 companies:

•	Adobe Systems Inc.

•	Akamai Technologies Inc.

•	ANSYS, Inc.

•	BMC Software, Inc.

•	Citrix Systems, Inc.

•	Concur Technologies Inc.

•	DreamWorks Animation SKG, Inc.

•	NeuStar Inc.

•	Red Hat, Inc.

•	Rovi Corporation

•	Salesforce.com Inc.

•	Verisign, Inc.

•	VMware, Inc.

For fiscal 2011, the Committee also identified the following group of reference companies to obtain additional executive compensation information concerning both labor market competitors and industry competitors outside the peer group:

•	DivX, Inc.

•	DTS Inc.

•	IMAX Corporation

•	Netflix, Inc.

•	Qualcomm, Inc.

•	RealD Inc.

•	TiVo Inc.

To supplement the compensation data compiled from the proxy statements of the companies in our direct peer group, Compensia used a select data cut from the Radford Executive Compensation Surveys (comprised of our direct peer group companies that participate in the survey) to analyze our executive officer compensation program for fiscal 2011.

The combination of the proxy statement data and survey data for our peer group are referred to as the “Market Comparables”. Compensia generally weighted the proxy statement data and survey data equally in determining the Market Comparables. The Committee used the Market Comparables as a point of reference when setting compensation levels of each of our executive officers.

Roles of the Compensation Committee, Executive Officers and Compensation Consultants

Role of the Compensation Committee

The Committee approves and administers the compensation program for our executive officers, including, specifically, the annual cash and long-term incentive compensation plans. Historically, the Committee has recommended base salary adjustments for our executive officers to the Board and, in the case of our Chief Executive Officer, to the independent members of the Board, for approval. At the end of fiscal 2011, the Board delegated authority to the Committee to approve the base salaries of our executive officers, including our Chief Executive Officer.

While the Committee meets regularly throughout the fiscal year, the Committee meets on multiple occasions near the beginning of each fiscal year to review and ultimately approve the compensation for our executive officers. During early fiscal 2011, the Committee also met to make compensation-related decisions in connection with our hiring of a new Executive Vice President, General Counsel and Secretary. The Committee also regularly meets in executive session without management present.

See “Corporate Governance Matters—Compensation Committee” above for additional information regarding the Committee.

Role of Management

Our Chief Executive Officer and members of our Human Resources, Finance and Legal Departments (collectively, “Management”) assist and support the Committee. At least annually, Management reviews our executive compensation philosophy with the Committee and, with Committee guidance and input, develops compensation proposals for Committee consideration. The Committee considers and approves any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. In this regard, Management analyzes data from the Market Comparables and provides the Committee with executive compensation information including: base salary and annual cash incentive compensation payouts for the past several fiscal years; fiscal year end levels of equity ownership, equity award holdings; unrealized value calculations of vested and unvested equity awards at various stock prices; grant date fair values of equity award holdings (as computed for financial reporting purposes); and other relevant information.

At least annually, our Chief Executive Officer, with input from our Senior Vice President, Human Resources and our Chairman of the Board, reviews the performance of our other executive officers and recommends to the Committee base salary adjustments, target annual cash incentive compensation opportunities, and equity awards for each of these individuals. He also uses these individual performance assessments to make recommendations for annual cash incentive compensation payouts under the prior fiscal year’s annual cash incentive compensation plan. Our Chief Executive Officer makes these recommendations to the Committee based on qualitative and quantitative judgments regarding individual performance and after considering the individuals’ compensation relative to the Market Comparables. The Committee considers, but is not obligated to follow and may not always use, these recommendations to make specific compensation decisions for our executive officers. The Committee and the independent members of the Board make decisions with respect to our Chief Executive Officer’s compensation without him present and after considering input from our Chairman and other members of the Board.

Role of Compensation Consultants

The Committee engages its own independent advisors to assist in carrying out its responsibilities. During fiscal 2011, the Committee engaged Compensia, a consulting firm that provides compensation advisory services, for the purpose of advising the Committee on executive officer compensation matters. Compensia also met with Management to gather information on the compensation of our executive officers.

The Committee provided Compensia with instructions regarding the goals of our executive officer compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the Committee instructed Compensia to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive relative to the Market Comparables (as updated by Compensia with the Committee’s oversight). The Committee further instructed Compensia to evaluate the following components to assist the Committee in establishing fiscal 2011 compensation:

•	Base salary

•	Targeted and actual annual cash incentive compensation

•	Targeted and actual total cash compensation (base salary and annual cash incentive compensation)

•	Long-term incentive compensation (equity awards)

•	Targeted and actual total direct compensation (base salary, annual cash incentive compensation and equity awards)

•	Beneficial ownership

Accordingly, Compensia performed a compensation comparison for each of our executive officers versus executives with similar positions within the Market Comparables. In September 2010, Compensia presented its report to the Committee, which used the analysis in the course of its deliberations on fiscal 2011 compensation.

Compensia attends most meetings of the Committee and communicates with members of the Committee and Management outside the formal Committee meetings. During fiscal 2011, Compensia also performed services for us relating to director compensation, equity usage and Committee meeting support.

Elements of Executive Compensation

Base Salary

We provide our executive officers with base salaries to compensate them for services rendered during the year. For fiscal 2011, the Committee, in its subjective judgment, proposed adjustments to our executive officers’ base salaries using such factors as individual experience, skills, contributions and performance, as well as data from the Market Comparables. The Committee makes base salaries adjustments, if any, on a calendar year (as opposed to fiscal year) basis. Consequently, the fiscal 2011 base salary information reported in the Summary Compensation Table reflects a blend of calendar 2010 and calendar 2011 base salaries.

In October 2010, following its review of our executive officer compensation program for fiscal 2011 and consideration of data from the Market Comparables, as discussed above, the Committee turned to an assessment of overall Company and individual performance for fiscal 2010. As a result of this assessment, the Committee recommended to the Board that the base salary of each of our executive officers (other than Mr. Sherman who had not joined us) be increased by 3% for calendar 2011. These base salary increases were consistent with our budgets for general merit-based increases for our U.S. workforce, which management established based on competitive merit increase survey data for high-technology companies. Mr. Sherman’s base salary was not adjusted during fiscal 2011, as he joined the Company during the fiscal year. Mr. Sherman’s initial base salary was negotiated at the time he was hired, taking into account his qualifications, experience, data from the Market Comparables and a comparison of the compensation of our other executive officers.

The annualized base salaries of our Named Executive Officers as of calendar year end 2010 and 2011 are set forth below:

Executive Officer	Calendar Year End 2010 Base Salary	Calendar Year End 2011 Base Salary
Kevin Yeaman	$600,000	$618,000
Murray Demo	$432,000	$444,960
Ramzi Haidamus	$412,000	$424,360
Michael Rockwell	$388,800	$400,464
Andy Sherman	N/A	$380,000

In fiscal 2011, the base salaries for our Named Executive Officers ranged from 9% to 15% of the total compensation reported in the Summary Compensation Table for these individuals. These percentages are based on fiscal 2011 base salaries which are a blend of calendar 2010 and calendar 2011 base salaries.

Annual Cash Incentive Compensation

The 2011 Dolby Executive Annual Incentive Plan (the “2011 Executive Plan”) is a cash incentive plan for fiscal 2011 in which each of our executive officers participates. We have adopted similar plans in prior fiscal years. The purpose of the 2011 Executive Plan is to motivate our executive officers to achieve specified annual financial (revenue and profit) goals and to maintain a high level of team and individual performance.

2011 Executive Plan Structure

We calculated the potential payouts under the 2011 Executive Plan for our executive officers using the following formula, the terms of which are described further below:

Chief Executive Officer	Calendar Year End 2011 Base Salary	x	Target Percentage	x	Company Multiplier	=		Payout
Other Executive Officers	Calendar Year End 2011 Base Salary	x	Target Percentage	x		Subject to Adjustment	=

Target Award Opportunities

For fiscal 2011, the Committee maintained the executive officers’ fiscal 2011 target award opportunities (stated as a percentage of base salary) at the same levels that were used for the fiscal 2010 annual cash incentive plan. The fiscal 2011 target award opportunities (expressed as both a percentage of base salary and as a dollar amount) for each of the Named Executive Officers were as follows:

Executive Officer	Target Percentage of Calendar 2011 Base Salary	Fiscal 2011 Target Award Opportunity
Kevin Yeaman	100%	$618,000
Murray Demo	65%	$289,224
Ramzi Haidamus	65%	$275,834
Michael Rockwell	65%	$260,302
Andy Sherman	65%	$172,900 (as prorated for a partial fiscal year	)

The fiscal 2011 target award opportunities set forth above assume a Company Multiplier (described below) of 100%. An executive officer may receive an actual award payout that is larger or smaller than his target award opportunity, or may receive no award payout at all, depending on the extent to which the relevant corporate performance objectives were met and subject to any discretionary adjustments based on individual performance as described further below.

Company Multiplier

In September 2010, the Committee approved a corporate financial performance formula that determined award funding levels for the 2011 Executive Plan based on our achievement of a combination of revenue and non-GAAP operating income goals (the “Company Multiplier”). The revenue and non-GAAP operating income goals underlying the Company Multiplier were consistent with our fiscal 2011 financial performance objectives. The 2011 Executive Plan would not be funded at all and no payments would be made unless we achieved threshold revenues of $904.5 million and threshold non-GAAP operating income of $467.8 million. Achievement of revenues and non-GAAP operating income at these levels would result in a 50% Company Multiplier. Once the thresholds were met, increased non-GAAP operating income would increase the Company Multiplier up to a maximum of 200%. Achieving non-GAAP operating income of $519.8 million would result in a 100% Company Multiplier and achieving non-GAAP operating income of $584.3 million would result in a 150% Company Multiplier. For purposes of calculating the Company Multiplier, “non-GAAP operating income” excluded the effects of acquisition intangibles amortization, stock based compensation expense and restructuring charges.

For fiscal 2011, we achieved revenue of $955.5 million and non-GAAP operating income of $492.0 million, resulting in a Company Multiplier of 73%.

Form of Payment

The Committee structured the 2011 Executive Plan such that if our fiscal 2011 financial performance resulted in a Company Multiplier equal to or greater than 150%, then up to 125% of each executive officer’s target award opportunity would be paid out in cash, with any excess of 125% being paid out in the form of restricted stock units. All shares subject to these restricted stock units would vest on the one year anniversary of the date of grant. Based on a Company Multiplier of 73%, no restricted stock units were granted pursuant to the 2011 Executive Plan.

Potential Adjustments for Individual Performance and Actual 2011 Executive Plan Payouts

As described above, our Chief Executive Officer’s award payout under the 2011 Executive Plan was based solely on his target award opportunity multiplied by the 73% Company Multiplier.

For each of our other executive officers, our Chief Executive Officer had the discretion under the 2011 Executive Plan, though subject to Committee approval, to recommend increases or decreases of up to 25% of each of the other executive officers’ calculated award payout amounts. In November 2011, our Chief Executive Officer recommended no upward or downward adjustments to the calculated award payout amounts of the other executive officers based on his evaluation of their collective strong team and individual performance and their contributions during the fiscal year. The Committee reviewed and approved that recommendation. Accordingly, we made the following award payouts to our Named Executive Officers under the 2011 Executive Plan:

Executive Officer	Target Award Opportunity		Approved Award Payout
Kevin Yeaman	$618,000		$451,140
Murray Demo	$289,224		$211,134
Ramzi Haidamus	$275,834		$201,359
Michael Rockwell	$260,302		$190,020
Andy Sherman	$172,900 (as prorated for a partial fiscal year	)	$126,217 (as prorated for a partial fiscal year	)

These amounts ranged from 4% to 8% of the total compensation reported in the Summary Compensation Table for these individuals in fiscal 2011.

Long-Term Equity Incentive Compensation

The objectives of our long-term incentive compensation plan are to encourage our executive officers to focus on long-term strategies, provide compensation that is market competitive, recruit and retain top talent, align the interests of our executive officers and our stockholders, promote executive officer equity ownership, and make efficient use of compensation resources.

Equity Awards Granted

We use a portfolio approach for our long-term incentive compensation, consisting of granting a combination of stock options and restricted stock units. We believe that providing a portfolio of stock options and restricted stock units appropriately balances the objectives of our long-term incentive compensation plan (as described above) by aligning the interests of our executive officers and stockholders, balancing performance and retention considerations, and reducing the overall number of shares used to fund awards, helping us to manage dilution.

Generally, we make an initial equity award to an executive officer when he or she joins the Company and, thereafter, make additional equity awards on an annual basis. The Committee determines the size of each executive officer’s equity award based on factors such as the executive officer’s position with the Company, his or her recent performance, his or her potential for future responsibility and promotion, retention considerations, the number of unvested shares underlying equity awards held by the executive officer, and a comparison of the equity awards granted to the executive officer against the Market Comparables.

One of the objectives of our equity awards is to encourage executive officer retention by requiring that the awards be earned over a multi-year period. Accordingly, we grant time-based equity awards that generally vest over a period of four years as follows:

•

For stock options, a quarter of the total number of shares issuable under each option vests on the first anniversary of the grant date and the balance of the shares subject to the option vest in equal monthly installments over the next 36 months; and

•	For restricted stock units, a quarter of the total number of shares underlying each restricted stock unit award vests on each of the first four anniversaries of the grant date.

In fiscal 2011, after considering the factors discussed above, the Committee approved the following stock option and restricted stock unit awards for our Named Executive Officers. The size of our Chief Executive Officer’s awards relative to the other executive officers’ awards reflects the greater responsibilities of his position. While the size of Mr. Rockwell’s restricted stock unit award was comparable to those of our other executive officers, it was smaller than his fiscal 2010 award. Mr. Rockwell’s fiscal 2010 award was larger based on consideration of his then-current equity position relative to our other executive officers. The size of Mr. Sherman’s equity awards reflects the equity package necessary to recruit him to join the Company as Executive Vice President and General Counsel. The size of Mr. Sherman’s equity awards were negotiated at the time he was hired, taking into account his qualifications, experience and the Market Comparables.

Named Executive Officers	Grant Date	Number of Shares Underlying Stock Options	Exercise Price	Number of Shares Underlying Restricted Stock Units
Kevin Yeaman	12/15/10	110,000	$66.63	27,100
Murray Demo	12/15/10	55,000	$66.63	13,500
Ramzi Haidamus	12/15/10	60,000	$66.63	14,800
Michael Rockwell	12/15/10	55,000	$66.63	13,500
Andy Sherman	01/18/11	69,000	$60.69	17,400

All stock options have a per-share exercise price equal to the fair market value of the Company’s Class A Common Stock on the grant date.

Equity-Based Award and Grant Vesting Policy

The Committee has adopted an Equity-Based Award and Grant Vesting Policy (the “Equity Policy”), which applies to all equity awards granted to our employees. The Equity Policy provides that:

•

New hire, promotion and retention awards may only be made once per month on the 15th day of the month. If the 15th day of the month falls on a weekend or holiday, awards may be made on the first business day immediately following the 15th day of the month.

•

Ongoing awards (i.e., other than new hire, promotion and retention awards) may only be made on December 15th. If December 15th falls on a weekend or holiday, awards may be made on the first business day immediately following December 15th.

•

If a pricing term is applicable to a particular award (e.g., an exercise price for a stock option award), the pricing term will be established by reference to the fair market value of the Company’s Class A Common Stock on the award date as determined in accordance with applicable equity plan provisions.

•

Equity-based award approvals by meeting and by unanimous written consent may precede the award date so long as the approval is effective as of the respective award date. Approvals (by meeting or unanimous written consents) of equity-based awards may never occur after the award date.

•

If the Committee adopts an Executive Annual Incentive Plan that permits the Committee to grant restricted stock units in lieu of cash, the timing of any such restricted stock units shall be determined by the Committee at the time it adopts the applicable Executive Annual Incentive Plan. When determining the timing of such awards, the Committee is to take into consideration the principles embodied in the Equity Policy.

Restrictions on Trading Securities

We have an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to shares of our Common Stock.

Mr. Yeaman’s Employment Agreement

In connection with the appointment of Mr. Yeaman as President and Chief Executive Officer of the Company in fiscal 2009, we entered into an employment agreement with him, which provided for, among other things, a minimum target percentage for his annual cash incentive compensation opportunity. The agreement also provides Mr. Yeaman with certain protection in the event of his termination of employment under specified circumstances, including following a change in control of the Company. For a summary of the material terms and conditions of these provisions, see “Potential Payments upon Termination or Change in Control”.

Generally Available Benefits

In fiscal 2011, our executive officers were eligible to participate in our Employee Stock Purchase Plan and the health and welfare programs that are generally available to our other full-time employees, including medical, dental and vision plans; flexible spending accounts for healthcare and childcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a tax-qualified 401(k) Plan, which is broadly available to all of our U.S. general employee population. Under the 401(k) Plan, all Company employees are eligible to receive matching contributions and profit-sharing contributions from the Company which together were capped at a maximum of up to $26,510 per participating employee in calendar 2011.

Severance and Change in Control Arrangements

General

Our employee stock plans contain vesting acceleration provisions that may be triggered by a termination of employment by the Company without “cause” or an employee with “good reason” within 12 months following a change in control of the Company or if the equity award is not assumed by the successor entity in connection with such a change in control. The vesting acceleration benefits are intended to secure the continued dedication of our employees, including our executive officers, notwithstanding the possibility or occurrence of a change in control of the Company.

Severance Agreement with Mr. Yeaman

In addition, we have entered into a severance arrangement with our Chief Executive Officer as described under the section entitled “Potential Payments upon Termination or Change in Control”. We negotiated this arrangement to induce him to resign from his former position and accept the position of Chief Executive Officer in fiscal 2009. This arrangement is intended to provide him with a certain measure of job security and protection against termination of employment without cause and termination or loss of employment through no fault of his own.

Accounting and Tax Considerations

We generally take into consideration the accounting and tax treatment of each element of compensation when establishing the compensation programs, practices and packages for our executive officers and attempt to keep the compensation expense associated with such programs, practices and packages within reasonable levels and an established budget.

Accounting for Equity-Based Awards

We examine the accounting cost associated with equity compensation in light of the requirements under ASC 718. The Committee considered the application of ASC 718 at the time it recommended the approval of the stock option exchange program described in Proposal 2. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors including stock options and restricted stock units based on the grant date “fair value” of the awards. This calculation is performed for accounting purposes, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements (net of estimated forfeitures, which are determined based on historical experience) over the period that a recipient is required to render service in exchange for the award.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Generally, the income realized upon the exercise of stock options granted under the Company’s stock plans will qualify for a deduction under these restrictions so long as the options are granted by a committee whose members are “outside directors”.

The annual cash incentive compensation paid to our Chief Executive Officer is intended to qualify as deductible “performance-based compensation” within the meaning of the Code. The annual cash incentive compensation paid to our other executive officers does not qualify as deductible “performance-based compensation” within the meaning of the Code. In addition, any stock options granted to our Named Executive Officers are also intended to be “performance-based compensation” since they are granted by the Committee, which is comprised solely of “outside directors”, and granted subject to limitations in our employee stock plans (including the requirement that they be granted with a per share exercise price at least equal to the fair market value of a share of our Class A Common Stock on the date of grant). However, restricted stock units granted to our Named Executive Officers with time-based vesting do not qualify as “performance-based compensation” under these restrictions. In fiscal 2011, the vesting of time-based restricted stock units, when combined with other compensation that was not “performance-based compensation” for purposes of the Code, resulted in aggregate payments that were in excess of the Code’s deduction limit for our Chief Executive Officer and two other Named Executive Officers. We expect that, in future years, the vesting of time-based restricted stock units awarded to our Named Executive Officers, when combined with other compensation that is not “performance-based compensation” for purposes of the Code, may result in aggregate payments that will be in excess of the Code’s deduction limit.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Ted W. Hall, Chairman

Nicholas Donatiello, Jr.

Roger Siboni

Compensation Program Risk Assessment

During fiscal 2011, members of our Internal Audit Department (“Internal Audit”), with the assistance of our the Human Resources and Corporate Legal Departments, conducted a risk assessment of the Company’s compensation plans and arrangements and related risk management practices to evaluate whether the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Management reviewed the risk assessment findings prior to submitting the report to the Compensation and Audit Committees.

The scope of the assessment included the Company’s annual incentive compensation plans, 2005 Stock Plan and executive change in control arrangements. The scope of the assessment excluded compensation plans and arrangements that were not contingent on individual or Company performance (e.g., base salary and health benefits), and thus should not encourage risk taking activities. The assessment involved reviewing the design of the Company’s plan-based and non-plan based compensation programs, including purpose, eligibility, basic structure, performance measures, limits and measurement periods. The assessment considered how target level performance is determined (including thresholds), the frequency of payouts, the mix of fixed and variable compensation and the mix of short and long-term compensation and management oversight.

In particular, Internal Audit considered the following elements of the Company’s compensation plans and policies when evaluating whether the Company’s plans and policies encourage our executives and employees to take unreasonable risks:

•

The combination of fixed (base salary) and variable (annual cash incentives and equity awards) compensation, including short-term (annual cash incentives) and long-term (equity) incentives, reduces the significance of any one particular compensation element.

•

The mixed equity portfolio (stock options and restricted stock units) creates a level of diversification to withstand market fluctuations, thereby decreasing incentives, potentially inherent in stock option holdings, to assume excessive or inappropriate risks.

•	Our usual four year equity vesting period encourages long-term perspectives among award recipients.

•	Executive compensation is weighted more towards long-term equity compensation with the intention to discourage short-term risk taking.

•	The Compensation Committee oversees the design of the Company’s annual incentive and equity plans.

•	Our use of a combination of revenue and non-GAAP operating income as Company performance measures provides balanced objectives emphasizing both revenue generation and expense management.

•	Our Compensation Committee retains discretion to modify, reduce or to eliminate incentive bonuses that would otherwise be payable based on actual financial performance.

•

Our system of internal control over financial reporting and whistle-blower program, among other things, reduce the likelihood of manipulation of our financial performance to enhance payments under our incentive bonus plans.

Fiscal 2011 Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during the fiscal year by our President and Chief Executive Officer, Chief Financial Officer and three other most highly-compensated persons serving as executive officers at the end of fiscal 2011 (our “Named Executive Officers”). The total compensation presented below does not reflect the actual compensation received by our Named Executive Officers in each fiscal year or the target compensation of our Named Executive Officers in each fiscal year. The actual value realized by our Named Executive Officers in fiscal 2011 from long-term incentives (stock options and restricted stock units) is presented in the Option Exercises and Stock Vested at 2011 Fiscal Year-End table in this Proxy Statement.

The individual elements of the total compensation amount reflected in the Summary Compensation Table are broken out below:

Base Salary.  For fiscal 2011, the amounts reported represent 53 weeks of base salary. For fiscal 2010 and 2009, the amounts reported represent 52 weeks of base salary. The amounts reported include amounts deferred pursuant to the Company’s 401(k) plan. See “Compensation Discussion and Analysis—Base Salary” for additional information.

Bonus.  The amounts reported are cash compensation provided as an additional incentive to attract key talent, as a reward for exceptional performance, and/or as a retention tool.

Stock Awards and Option Awards.  Stock Awards consist solely of restricted stock units and Option Awards consist solely of stock options. The amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 5 to our consolidated financial statements in our 2011 Annual Report on Form 10-K for the assumptions underlying the grant date fair value. The amounts reported do not reflect the compensation actually received by the Named Executive Officer. There can be no assurance that restricted stock units will vest or stock options will be exercised (in either of which case no value will be realized by the individual) or that the value on vesting or exercise will approximate the compensation expense recognized by the Company. Details about the restricted stock unit and stock option awards made during fiscal 2011 are included in the Grants of Plan-Based Awards in Fiscal 2011 table below. See “Compensation Discussion and Analysis—Long-Term Equity Incentives” for additional information.

Non-Equity Incentive Plan Compensation.  The amount of Non-Equity Incentive Plan Compensation generally consists of the 2011 Dolby Executive Annual Incentive Plan awards earned in the fiscal year. Such awards are based on the Company’s financial performance during the fiscal year and are paid in the following fiscal year. See “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” and the “Grants of Plan-Based Awards in Fiscal 2011” table for information.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kevin Yeaman	2011	625,039		—		1,805,673	2,636,062	451,140		27,320	(1)	5,545,234
President and Chief Executive Officer	2010	586,731		—		1,535,700	2,629,031	1,164,000		27,320	(1)	5,942,782
	2009	460,962	(2)	—		957,300	1,652,642	443,251		27,738	(1)	3,541,893

Murray Demo	2011	450,027		—		899,505	1,318,031	211,134		39,461	(3)	2,918,158
Executive Vice President and Chief Financial Officer	2010	423,508		—		750,957	1,285,304	544,752		7,154	(3)	3,011,675
	2009	161,539	(4)	75,000	(4)	1,159,200	1,970,052	115,507	(4)	318	(3)	3,481,616

Ramzi Haidamus	2011	429,193		—		986,124	1,437,852	201,359		27,050	(5)	3,081,578
Executive Vice President, Sales and Marketing	2010	408,815		—		819,040	1,402,150	519,532		27,320	(5)	3,176,857
	2009	365,385		—		797,750	614,619	291,175		36,617	(5)	2,105,546

Michael Rockwell	2011	405,025		—		899,505	1,318,031	190,020		27,303	(6)	2,839,884
Executive Vice President, Products and Technology	2010	381,157		—		1,518,807	1,285,304	490,277		27,312	(6)	3,702,857
	2009	344,938		—		279,426	544,118	262,057		27,649	(6)	1,458,188

Andy Sherman Executive Vice President, General Counsel and Secretary	2011	270,384	(7)	—		1,056,006	1,492,718	126,217	(7)	4,208	(8)	2,949,533

(1)	In fiscal 2011, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $810 in life insurance premiums. In fiscal 2010, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $810 in life insurance premiums. In fiscal 2009, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $1,228 in life insurance premiums.
(2)	Mr. Yeaman was appointed our President and Chief Executive Officer effective March 28, 2009. Before this appointment, Mr. Yeaman served as our Executive Vice President and Chief Financial Officer. In connection with his appointment as President and Chief Executive Officer, Mr. Yeaman’s annual base salary for calendar 2009 was increased from $385,000 to $550,000.
(3)	In fiscal 2011, comprised of $38,651 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $810 in life insurance premiums. In fiscal 2010, comprised of $6,344 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $810 in life insurance premiums. In fiscal 2009, comprised $318 in life insurance premiums.
(4)	Mr. Demo joined the Company on May 4, 2009 and received a sign-on bonus of $75,000. Mr. Demo’s base salary and annual cash incentive compensation for fiscal 2009 reflect a partial year of service.
(5)	In fiscal 2011, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $540 in life insurance premiums. In fiscal 2010, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $810 in life insurance premiums. In fiscal 2009, comprised of $26,747 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $1,159 in life insurance premiums and $8,712 for tax gross-ups with respect to travel in accordance with Company travel policy.
(6)	In fiscal 2011, comprised of $26,493 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $810 in life insurance premiums. In fiscal 2010, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $802 in life insurance premiums. In fiscal 2009, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $1,139 in life insurance premiums.
(7)	Mr. Sherman joined the Company on January 15, 2011. Mr. Sherman’s base salary and annual cash incentive compensation for fiscal 2011 reflect a partial year of service.
(8)	In fiscal 2011, comprised of $3,398 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $810 in life insurance premiums.

Grants of Plan-Based Awards in Fiscal 2011

During fiscal 2011, we granted the following plan-based awards to our Named Executive Officers:

1.	2011 Executive Plan Annual Cash Incentive Based Awards,

2.	Stock Options, and

3.	Restricted Stock Units.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For additional information regarding each of these awards, refer to “Executive Compensation — Fiscal 2011 Summary Compensation Table” and the “Compensation Discussion and Analysis” above.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)
Kevin Yeaman	N/A	N/A	—	618,000	1,236,000	—	—		—	—
	12/15/10	11/01/10	—	—	—	—	110,000	(5)	66.63	2,636,062
	12/15/10	11/01/10	—	—	—	27,100	—		—	1,805,673

Murray Demo	N/A	N/A	—	289,224	578,448	—	—		—	—
	12/15/10	11/01/10	—	—	—	—	55,000	(6)	66.63	1,318,031
	12/15/10	11/01/10	—	—	—	13,500	—		—	899,505

Ramzi Haidamus	N/A	N/A	—	275,834	551,668	—	—		—	—
	12/15/10	11/01/10	—	—	—	—	60,000		66.63	1,437,852
	12/15/10	11/01/10	—	—	—	14,800	—		—	986,124

Michael Rockwell	N/A	N/A	—	260,302	520,603	—	—		—	—
	12/15/10	11/01/10	—	—	—	—	55,000		66.63	1,318,031
	12/15/10	11/01/10	—	—	—	13,500	—		—	899,505

Andy Sherman(7)	N/A	N/A	—	172,900	345,800	—	—		—	—
	01/18/11	10/04/10	—	—	—	—	69,000		60.69	1,492,718
	01/18/11	10/04/10	—	—	—	17,400	—		—	1,056,006

(1)	Reflects threshold, target and maximum bonus amounts for fiscal 2011 performance under the 2011 Executive Plan, as described in “Compensation Discussion and Analysis — Annual Cash Incentive Compensation”. The actual bonus payouts were determined by the Compensation Committee in November 2011 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2011 Summary Compensation Table”.
(2)	Reflects awards of restricted stock units granted under the 2005 Stock Plan. A quarter of the total number of restricted stock units vests on each of the first four anniversaries of the grant date. See “Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.
(3)	Reflects stock options granted under the 2005 Stock Plan, which were granted with an exercise price equal to the closing price of our Common Stock on the date of grant. A quarter of the total number of shares issuable under each stock option vests on the first anniversary of the grant date and the balance of the shares subject to the stock option vest in equal monthly installments over the subsequent 36 months. See “Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements” for a further description of certain terms relating to these awards.
(4)	The amounts reported do not reflect compensation actually received by the Named Executive Officer. The amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 5 to our consolidated financial statements in our 2011 Annual Report on Form 10-K for the assumptions underlying the grant date fair value. These amounts do not correspond to the actual value that will be recognized by the Named Executive Officers.
(5)	Stock options are held in the name of the Yeaman Trust.
(6)	Stock options are held in the name of the Demo Trust.
(7)	The restricted stock units and stock options were approved by the Compensation Committee on October 4, 2010 to be effective on January 18, 2011 pursuant to the terms of the Company’s Equity Policy. Mr. Sherman’s target and maximum bonus amounts reflect a partial year of service.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table presents information concerning all outstanding equity awards as of the end of fiscal 2011 for each Named Executive Officer.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Kevin Yeaman	—		110,000	(a)	—	66.63	12/15/2020
	53,438	(b)	81,562	(b)	—	51.19	2/08/2020
	75,625	(c)	45,375	(c)	—	31.91	3/16/2019
	26,250	(d)	8,750	(d)	—	48.15	02/05/2018
	46,000	(e)	—		—	28.13	11/14/2016
								27,100	(a)	743,624	—	—
								22,500	(b)	617,400	—	—
								15,000	(c)	411,600	—	—
								1,750	(d)	48,020	—	—
Murray Demo	—		55,000	(f)	—	66.63	12/15/2020
	26,125	(g)	39,875	(g)	—	51.19	2/08/2020
	70,000	(h)	50,000	(h)	—	38.64	5/15/2019
								13,500	(e)	370,440	—	—
								11,003	(f)	301,922	—	—
								15,000	(g)	411,600	—	—
Ramzi Haidamus	—		60,000	(i)	—	66.63	12/15/2020
	28,500	(j)	43,500	(j)	—	51.19	2/08/2020
	7,500	(k)	16,875	(k)	—	31.91	3/16/2019
	6,750	(l)	6,750	(l)		48.15	2/5/2018
								14,800	(h)	406,112	—	—
								12,000	(i)	329,280	—	—
								5,000	(j)	137,200	—	—
								1,500	(k)	41,160	—	—
Michael Rockwell	—		55,000	(m)	—	66.63	12/15/2020
	26,125	(n)	39,875	(n)	—	51.19	2/08/2020
	1,317	(o)	3,375	(o)	—	31.91	3/16/2019
	4,375	(p)	10,625	(p)	—	32.18	2/9/2019
	—		20,000	(q)	—	47.42	11/15/2017
								13,500	(l)	370,440	—	—
								22,253	(m)	610,622	—	—
								1,000	(n)	27,440	—	—
								3,350	(o)	91,924	—	—
Andy Sherman	—		69,000	(r)	—	60.69	01/18/2021
								17,400	(p)	477,456	—	—

1)	Vesting of the stock options is subject to acceleration under the circumstances described under “Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements”. The stock options have a term of ten years, subject to earlier termination in certain events. Unless otherwise indicated in the footnotes below, each stock option represents a right to purchase shares of the Company’s Class A Common Stock, and vests with respect to a quarter of the total number of shares issuable under the stock option on each of the first four anniversaries of the grant date, with vesting generally dependant on continued service to the Company. The following footnotes set forth the initial grant dates and total award amounts for the outstanding stock options:

a.	Stock option for 110,000 shares granted on December 15, 2010; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter. Stock options are held in the name of the Yeaman Trust.
b.	Stock option for 135,000 shares granted on February 8, 2010; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter. Stock options are held in the name of the Yeaman Trust.

c.	Stock option for 121,000 shares granted on March 16, 2009; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter. Stock options are held in the name of the Yeaman Trust.
d.	Stock option for 35,000 shares granted on February 5, 2008. Stock options are held in the name of the Yeaman Trust.
e.	Stock option for 60,000 shares granted on November 14, 2006. Stock options are held in the name of the Yeaman Trust.
f.	Stock option for 55,000 shares granted on December 15, 2010; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter. Stock options are held in the name of the Demo Trust.
g.	Stock option for 66,000 shares granted on February 8, 2010; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter. Stock options are held in the name of the Demo Trust.
h.	Stock option for 120,000 shares granted on May 15, 2009; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter. Stock options are held in the name of the Demo Trust.
i.	Stock option for 60,000 shares granted on December 15, 2010; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
j.	Stock option for 72,000 shares granted on February 8, 2010; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
k.	Stock option for 45,000 shares granted on March 16, 2009; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
l.	Stock option for 27,000 shares granted on February 5, 2008.
m.	Stock option for 55,000 shares granted on December 15, 2010; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
n.	Stock option for 66,000 shares granted on February 8, 2010; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
o.	Stock option for 9,000 shares granted on March 16, 2009; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
p.	Stock option for 30,000 shares granted on February 9, 2009; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
q.	Stock option for 80,000 shares granted on November 15, 2007.
r.	Stock option for 69,000 shares granted on January 18, 2011; a quarter of the total number of shares issuable under the stock option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.

2)	Unless otherwise indicated in the footnotes below, a quarter of the total number of shares issuable under the restricted stock unit award vests on each of the first four anniversaries of the restricted stock unit grant date. Vesting of the restricted stock units is subject to acceleration under the circumstances described under “Potential Payments upon Termination or Change in Control—Termination and Change in Control Arrangements”. The following footnotes set forth the initial grant dates and total award amounts for the outstanding restricted stock units:

a.	Award of 27,100 shares granted on December 15, 2010.
b.	Award of 30,000 shares granted on February 8, 2010.
c.	Award of 30,000 shares granted on March 16, 2009.
d.	Award of 7,000 shares granted on February 5, 2008.
e.	Award of 13,500 shares granted on December 15, 2010.
f.	Award of 14,670 shares granted on February 8, 2010.
g.	Award of 30,000 shares granted on May 15, 2009.
h.	Award of 14,800 shares granted on December 15, 2010.
i.	Award of 16,000 shares granted on February 8, 2010.
j.	Award of 10,000 shares granted on March 16, 2009.
k.	Award of 6,000 shares granted on February 5, 2008.
l.	Award of 13,500 shares granted on December 15, 2010.
m.	Award of 29,670 shares granted on February 8, 2010.
n.	Award of 2,000 shares granted on March 16, 2009.
o.	Award of 6,700 shares granted on February 9, 2009.
p.	Award of 17,400 shares granted on January 18, 2011.

3)	The values set forth in this column are based on the closing sale price of the Class A Common Stock on September 30, 2011 ($27.44 per share) multiplied by the number of unvested shares underlying restricted stock units outstanding at September 30, 2011.

Option Exercises and Stock Vested at 2011 Fiscal Year-End

The following table presents information concerning the aggregate number of shares of Class A Common Stock for which stock options were exercised and for which shares were acquired upon the vesting of restricted stock units during fiscal 2011 by each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Earned on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Yeaman	39,000	1,503,738	16,750	874,660
Murray Demo	—	—	11,167	559,028
Ramzi Haidamus	17,500	622,358	15,500	790,700
Michael Rockwell	24,872	529,875	9,592	523,135
Andy Sherman	—	—	—	—

(1)	The value realized on the exercise of stock options equals the difference between the market price of the underlying securities on the date of exercise and the exercise price.
(2)	The value realized on the vesting of restricted stock units is based on the market price of the underlying securities on the date of vesting multiplied by the number of shares vested.

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for the Named Executive Officers during fiscal 2011.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for the Named Executive Officers during fiscal 2011.

Potential Payments upon Termination or Change in Control

Termination and Change in Control Arrangements

2005 Stock Plan

Our 2005 Stock Plan provides that in the event of a “change in control” of the Company, the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program each outstanding award under the plan. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested and exercisable immediately prior to the change in control unless otherwise determined by the plan administrator, and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period.

Notwithstanding the foregoing, awards made to an outside director will become fully vested and exercisable immediately prior to the change in control of the Company. Awards made to our employees and consultants will be subject to an accelerated vesting schedule equal to one year of additional vesting for each year of service the employee or consultant provided to us, if such employee or consultant is terminated by us or a successor to us without “cause” or if such employee or consultant resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following our change in control.

Under the 2005 Stock Plan, “Cause” means the termination by the Company of a participant’s service based on such participant’s: (i) refusal or failure to act in accordance with any lawful Company orders; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of disability); (iii) the performance or failure to perform any act in bad faith and to the detriment of the Company; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

Under the 2005 Stock Plan, “Good Reason” means the occurrence following a change in control of the Company of any of the following events or conditions unless consented to by the participant: (a) certain reductions in the participant’s base salary; or (b) requiring the participant to be based at any place outside a 50-mile radius from the participant’s job location or residence prior to the change in control except for reasonably required business travel.

Employment Agreement with Mr. Yeaman

In connection with Mr. Yeaman’s appointment as President and Chief Executive Officer of the Company, we entered into an employment agreement with him, which provides, among other things, that in the event of his termination of employment without cause or his resignation for good reason other than in connection with a change in control of the Company (as defined in the employment agreement), and subject to his signing and not revoking a release of claims in favor of the Company, Mr. Yeaman will receive:

•	a lump—sum payment equal to 150% of his annual base salary,

•	a lump—sum payment equal to a prorated amount of his annual target bonus,

•	accelerated vesting of 50% of his unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 18 months from date of termination or when he becomes covered under similar plans;

or in the event of his termination of employment without cause or his resignation for good reason in connection with a change in control of the Company, and subject to his signing and not revoking a release of claims in favor of the Company, Mr. Yeaman will receive:

•	a lump—sum payment equal to 200% of his annual base salary,

•	an additional lump sum payment equal to 100% of the target annual incentive for the year of termination,

•	accelerated vesting of 100% of his unvested equity awards, and

•	reimbursement for premiums paid for continued health benefits until the earlier of 24 months from the date of termination or when he becomes covered under similar plans.

Mr. Yeaman’s calendar 2011 base salary at the end of fiscal 2011 was $618,000.

Estimated Payments upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the Named Executive Officers. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal 2011 (September 30, 2011), and the price per share of our Common Stock is the closing sale price on the NYSE as of that date ($27.44 per share). These payments and benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company’s 401(k) plan, medical benefits, disability benefits and accrued vacation pay. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct.

Name	Type of Benefit	Potential Payments Upon:
		Change in Control without Assumption of Outstanding Options ($)	Voluntary Termination Not for Good Reason or Termination for Cause ($)	Involuntary Termination Other Than for Cause		Voluntary Termination for Good Reason
				Prior to Change in Control ($)	Within 12 Months of Change in Control ($)	Prior to Change in Control ($)	Within 12 Months of Change in Control ($)
Kevin Yeaman	Cash Severance Payments	—	—	1,545,000	1,854,000	1,545,000	1,854,000
	Vesting Acceleration(1)	1,820,644	—	910,322	1,820,644	910,322	1,820,644
	Continued Coverage of Employee Benefits (2)	—	—	43,605	58,140	43,605	58,140
	Total Termination Benefits	1,820,644	—	2,498,927	3,732,784	2,498,927	3,732,784

Murray Demo	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	1,083,962	—	—	798,092	—	798,092
	Total Termination Benefits	1,083,962	—	—	798,092	—	798,092

Ramzi Haidamus	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	913,752	—	—	913,752	—	913,752
	Total Termination Benefits	913,752	—	—	913,752	—	913,752

Michael Rockwell	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	1,100,426	—	—	1,007,789	—	1,007,789
	Total Termination Benefits	1,100,426	—	—	1,007,789	—	1,007,789

Andy Sherman	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	477,456	—	—	—	—	—
	Total Termination Benefits	477,456	—	—	—	—	—

(1)	The values reported in the table are based on (i) the excess of the closing sale price of the Class A Common Stock on September 30, 2011 ($27.44 per share) over the exercise price with respect to unvested stock options, and (ii) the closing sale price of the Class A Common Stock on September 30, 2011 ($27.44 per share) in the case of restricted stock units.
(2)	Assumes continued coverage of health coverage benefits at the same level of coverage provided for at the end of fiscal 2011.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding stock options and restricted stock units and the shares of Common Stock reserved for future issuance under our equity compensation plans as of September 30, 2011.

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
		(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	Class A	6,483,227	(2)	$34.03	(3)	10,034,348	(4)
	Class B	266,606		$1.84		—

Equity compensation plans not approved by security holders	Class A	—		—		—
	Class B	—		—		—

Total	Class A	6,483,227	(2)	$34.03	(3)	10,034,348	(4)
	Class B	266,606		$1.84		—

(1)	Consists of the 2000 Stock Incentive Plan, 2005 Stock Plan and the Employee Stock Purchase Plan. The 2000 Stock Incentive Plan terminated on October 1, 2010 and no shares of our Common Stock remained available for future issuance under that plan.
(2)	The amount reported excludes 80,914 shares that were issued at the end of the most recent Employee Stock Purchase Plan purchase period, which began on May 17, 2011 and ended on November 15, 2011, after the end of fiscal 2011. The amount reported includes 945,925 shares issuable upon the vesting of outstanding restricted stock units granted under the 2005 Stock Plan.
(3)	Restricted stock units do not have an exercise price and therefore are not included in the calculation of the weighted average exercise price.
(4)	The amount reported includes 522,471 shares available for issuance under the Employee Stock Purchase Plan at the end of fiscal 2011, including the 80,914 shares described in Note 2 above.

COMPENSATION OF DIRECTORS

The following table provides information concerning the compensation paid by us to each of our non-management directors for fiscal 2011. Our Chief Executive Officer did not receive additional compensation for his service as a director and, consequently, is not included in the table. The compensation received by our Chief Executive Officer as an employee is presented in the “Fiscal 2011 Summary Compensation Table”.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(3)(4)	All Other Compensation ($)	Total ($)
David Dolby(5)	41,333	799,952	—	66,664	907,949
Ray Dolby(6)	18,667	—	—	—	18,667
Nicholas Donatiello, Jr.	66,000	399,946	—	—	465,946
Peter Gotcher(7)	61,334	799,920	231,358	204,164	1,296,776
Ted W. Hall	88,000	399,946	—	—	487,946
Bill Jasper	56,000	399,946	—	—	455,946
Sanford Robertson	71,000	399,946	—	—	470,946
Roger Siboni	89,000	399,946	—	—	488,946
Avadis Tevanian, Jr.	68,000	399,946	—	—	467,946

(1)	Generally, consists of meeting attendance fees, annual retainers and, if applicable, committee chair retainers.
(2)	Stock Awards consist solely of restricted stock units and Option Awards consist solely of stock options. The amounts reported reflect the grant date fair value of each equity award computed in accordance with ASC 718, excluding estimated forfeitures. See Note 5 to our consolidated financial statements in our 2011 Annual Report on Form 10-K for the assumptions underlying the grant date fair value. The amounts reported do not reflect the compensation actually received by the directors. There can be no assurance that restricted stock units will vest or stock options will be exercised (in either of which case no value will be realized by the individual) or that the value on vesting or exercise will approximate the compensation expense recognized by the Company.
(3)	In fiscal 2011, our non-management directors received the following restricted stock units:

Name	Grant Date	Approved Date	Number of Securities Underlying Restricted Unit	Grant Date Fair Value($)
David Dolby(5)	02/02/2011	02/02/2011	13,275	799,952
Ray Dolby(6)	—	—	—	—
Nicholas Donatiello, Jr.	02/02/2011	02/02/2011	6,637	399,946
Peter Gotcher(7)	03/15/2011	02/02/2011	8,004	399,960
	03/15/2011	02/02/2011	8,004	399,960
Ted W. Hall	02/02/2011	02/02/2011	6,637	399,946
Bill Jasper	02/02/2011	02/02/2011	6,637	399,946
Sanford Robertson	02/02/2011	02/02/2011	6,637	399,946
Roger Siboni	02/02/2011	02/02/2011	6,637	399,946
Avadis Tevanian, Jr.	02/02/2011	02/02/2011	6,637	399,946

In fiscal 2011, our non-management directors received the following stock option grants:

Name	Grant Date	Approved Date	Number of Securities Underlying Options	Exercise or Base Priceof Option Awards ($/Sh)	Grant Date Fair Value($)
Peter Gotcher(7)	02/15/2011	02/02/2011	12,443	51.49	231,358

(4)	As of September 30, 2011, the aggregate number of shares underlying outstanding stock options and restricted stock units for each of our non-management directors was:

Name	Aggregate Number of Shares Underlying Outstanding Stock Options	Aggregate Number of Shares Underlying Restricted Stock Units
David Dolby(5)	3,155	13,653
Ray Dolby	—	—
Nicholas Donatiello, Jr.	—	19,971
Peter Gotcher(7)	51,594	19,342
Ted W. Hall(8)	5,000	16,638
Bill Jasper(9)	82,500	20,388
Sanford Robertson	22,501	16,638
Roger Siboni	52,500	16,638
Avadis Tevanian, Jr.	—	19,971

(5)	The amount reported in the Stock Awards column is comprised of $799,952, for an initial restricted stock unit award which David Dolby received upon joining the Board. The amount reported in the All Other Compensation column is comprised of $66,664 for David Dolby’s consulting services. The outstanding equity awards include 3,155 stock options and 378 restricted stock units received by David Dolby as compensation while he was an employee of the Company prior to joining the Board. See “Certain Relationships and Related Transactions” for additional information.
(6)	Ray Dolby retired from the Board during fiscal 2011. The amount reported in the Fees Earned or Paid in Cash column reflects a partial year of service. Ray Dolby did not receive any equity awards during fiscal 2011.
(7)	The amount reported in the Fees Earned or Paid in Cash column is comprised of $58,334 for Board and Chairman retainers and $3,000 for meeting attendance fees. The amount reported in the All Other Compensation column is comprised of $204,164 for Mr. Gotcher’s consulting services. The amount reported in the Option Awards column consists of the aggregate grant date fair value for a stock option to purchase 12,443 shares of Class A Common Stock granted to Mr. Gotcher as described below under “Compensation of the Executive Chairman of the Board of Directors”. The amount reported in the Stock Awards column consists of the aggregate grant date fair value for two separate restricted stock unit awards covering an aggregate of 16,008 shares of Class A Common Stock granted to Mr. Gotcher as described below under “Compensation of the Chairman of the Board of Directors”.
(8)	These stock options are held in the name of Ted W. Hall as Trustee of the Hall 2006 Trust.
(9)	The amount reported represents outstanding stock options to purchase 82,500 shares of Class A Common Stock and restricted stock units covering 3,750 shares of Class A Common Stock received as compensation while previously employed by the Company. The amount reported also includes stock options to purchase 7,500 shares of Class A Common Stock transferred to Mr. Jasper’s former spouse pursuant to a domestic relations order.

Standard Non-Management Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board. The Nominating and Governance Committee (the “Committee” for purposes of the Compensation of Directors disclosure) is responsible for conducting periodic reviews of director compensation and, if appropriate, recommending to the Board any changes in the type or amount of compensation.

Cash Compensation

During fiscal 2011, the annual cash retainer for the non-management directors was $50,000. In addition, the chairman of the Audit Committee received $20,000 for his services as chairman of our Audit Committee, the chairman of the Compensation Committee received $10,000 for his services as chairman of our Compensation Committee, and, commencing March 1, 2011, the Chairman of the Board received $50,000 for his services as Chairman of the Board. All retainers are payable in quarterly increments. We also paid a $1,000 per meeting fee for the attendance of the non-management directors at Board and committee meetings.

Equity Compensation

During fiscal 2011, pursuant to the automatic outside director equity program in our 2005 Stock Plan, a newly appointed non-management director was eligible to receive an “initial” restricted stock unit award covering that number of shares of Class A Common Stock as determined by dividing $800,000 by the fair market value of a share of Class A Common Stock on the date of grant and all other non-management directors were eligible to receive a “subsequent” restricted stock unit award covering that number of shares of Class A Common Stock as determined by dividing $400,000 by the fair market value of a share of Class A Common Stock on the date of grant. Immediately following the 2011 annual meeting of stockholders, David Dolby who had just joined the Board automatically received an initial restricted stock unit award and all other non-management directors who had been directors for at least six months automatically received subsequent restricted stock unit awards. Initial restricted stock units vest over approximately two years (50% vesting per year) and subsequent restricted stock units vest in full approximately one year after the grant date. All shares covered by initial or subsequent restricted stock unit awards will become fully vested and exercisable immediately prior to a change in control of the Company. Vesting date approximations account for year-to-year variations in the dates of our annual meeting of stockholders.

During fiscal 2011, the Committee engaged Compensia, Inc. for purposes of advising the Committee on director compensation matters. The Committee provided Compensia with instructions regarding the goals of our director compensation program and instructed Compensia to evaluate our director compensation against director compensation at companies included in the direct peer group used for setting our fiscal 2011 executive officer compensation. Compensia has advised the Compensation Committee on executive officer compensation matters and has provided other services to the Company in designing employee compensation programs and received compensation for those services.

Following its review of director compensation in July 2011, the Committee recommended and the Board approved the following changes to equity compensation arrangements for the non-management directors effective for future awards:

•	Reduce the dollar value of initial restricted stock unit awards from $800,000 to $600,000.

•	Reduce the dollar value of subsequent restricted stock unit awards from $400,000 to $300,000.

Other Arrangements

We reimburse our non-management directors for reasonable travel, lodging and related expenses in connection with attendance at our Board and committee meetings and Company-related activities. If eligible, non-management directors may elect to participate in our healthcare program (which is a program that does not discriminate in scope, terms or operation, in favor of executive officers or directors), provided that they pay the premiums associated with their (and their eligible dependents’) healthcare coverage.

Compensation Arrangements with Peter Gotcher

Executive Chairman of the Board of Directors

Mr. Gotcher entered into a Services Agreement dated February 24, 2009 (the “2009 Services Agreement”) with the Company in connection with his service as Executive Chairman of the Board of Directors. The 2009 Services Agreement was effective through March 1, 2011. In consideration for his services as Executive Chairman of the Board of Directors, Mr. Gotcher received $29,167 per month during the term of the 2009 Services Agreement.

Under the terms of the 2009 Services Agreement, on February 15, 2011, Mr. Gotcher received a nonstatutory stock option grant to purchase 12,443 shares of the Company’s Class A Common Stock. The size of the award was determined by the Compensation Committee, based on the Committee’s assessment of Mr. Gotcher’s achievement of performance goals relating to leadership, counseling and technology consulting during the prior year. The stock option was fifty percent vested on the grant date and the remaining fifty percent will vest on the first anniversary of the grant date. The stock option has an exercise price equal to the closing stock price of the Company’s Class A Common Stock on the grant date.

In exchange for his compensation as Executive Chairman of the Board of Directors, during the term of his 2009 Services Agreement, Mr. Gotcher declined and waived any right to receive the compensation paid by the Company to its non-management members of the Board described in “Standard Non-Management Director Compensation Arrangements” above.

Chairman of the Board of Directors

Effective March 1, 2011 and concurrent with the expiration of Mr. Gotcher’s 2009 Services Agreement, Mr. Gotcher assumed the position of Chairman of the Board and became eligible to receive the compensation paid by the Company to its non-management members of the Board described in “Standard Non-Management Director Compensation Arrangements” above. In addition, in his capacity as Chairman of the Board, Mr. Gotcher receives a $50,000 annual cash retainer, payable in quarterly increments, and he received a restricted stock unit award for 8,004 shares of the Company’s Class A Common Stock. The restricted stock units vest in full approximately one year after the grant date or, if earlier, immediately prior to a change in control of the Company.

Mr. Gotcher also entered into a one-year Services Agreement dated March 1, 2011 (the “2011 Services Agreement”) with the Company under which he advises on technologies and markets and other matters as the Board may request. In consideration for his services under the 2011 Services Agreement, Mr. Gotcher receives $8,333 per month, and he received an additional restricted stock unit award for 8,004 shares of the Company’s Class A Common Stock. These restricted stock units vest in full approximately one year from the grant date or, if earlier, immediately prior to a change in control of the Company.

Compensation Arrangements with David Dolby

David Dolby entered into a Consulting Agreement dated February 2, 2011 (the “Consulting Agreement”) with the Company pursuant to which he provides research and analyses supporting the work of the Technology and Strategy Committee, an ad hoc committee of the Board. In consideration for his consulting services, David Dolby receives $8,333 per month in addition to his standard director compensation.

PROPOSAL 2

APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM

Summary

We are asking our stockholders to approve a one-time employee stock option exchange program. The proposed exchange program would enable employees to surrender certain “underwater” stock options with exercise prices above the per-share 52-week high of our Common Stock for cancellation in exchange for a lesser number of restricted stock units to be granted under our 2005 Stock Plan (the “Plan”) with a new vesting schedule commencing as of the exchange date. As further described below, we believe that this program is in the best interests of the Company and its stockholders in that the program will:

•	Create retention value for the Company by requiring employees to “re-earn” their replacement restricted stock units through extended vesting;

•	Renew employee incentives with only minimal incremental compensation expense to the Company; and

•	Reduce the current “overhang” and potential dilutive effect of our equity incentive program, as well as decrease pressure to grant additional equity awards to employees in the short-term.

Reasons for Implementing an Exchange Program

The primary purpose of the proposed exchange program is to restore the intended retention and incentive value of certain of our employee equity awards, which we believe will promote long-term stockholder value. The substantial majority of our employee stock options are now underwater, and a large portion of our workforce holds underwater options. Despite our continued revenue growth and profitability in fiscal 2011, the market price of our Common Stock declined significantly throughout the year, which we believe was influenced by events in our industry, the outcome of which is still unclear, as well as ongoing market volatility. As of November 25, 2011, approximately 82% of total outstanding stock options and 96% of unvested stock options were underwater, with approximately 82% of employees holding stock options with an exercise price greater than $30 (which was our stock price as of November 25, 2011). At the same time, the employment market for our key employees remains extremely competitive.

The exchange program serves to align the interests of employees and stockholders because it will permit us to:

•

Restore Retention and Motivation Incentives. Many companies, especially those in our industry, have long used equity awards as a means of attracting, motivating and retaining their employees, while aligning those individuals’ interests with those of the stockholders. Equity grants are an important component of our approach to retaining and motivating employees. If we do not address the underwater stock option issue in the near to medium term, we believe it will be more difficult for us to retain our key employees. If we cannot retain these individuals, our ability to compete with other companies in our industry could be jeopardized, which could adversely affect our business, operating results and future stock price. We believe that granting restricted stock units in exchange for underwater stock options will aid in both motivating and retaining the employees participating in the exchange program because the restricted stock units will have immediate intrinsic value, the potential for appreciation in line with Company stock price appreciation and new vesting periods that will exceed the remaining vesting periods of the surrendered stock options.

•

Align Compensation Costs with Retention and Motivation Value of Equity Awards. Our underwater option grants all have exercise prices that are equal to the fair market value of our Common Stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these grants while they remain outstanding, even if they are never exercised because they remain underwater and do not fully provide the intended incentive and retention benefits. We believe it is an inefficient use of corporate resources to recognize compensation expense on awards that are not valued by employees. By replacing stock options that have little or no retention or incentive value with restricted stock units that will provide both retention and incentive value while incurring only minimal incremental compensation expense, we will more efficiently use our resources.

•

Reduce Overhang and Potential Dilution. Presently, the underwater stock options cannot be removed from our equity award overhang until they are exercised, or are cancelled due to expiration or the employee’s termination. The exchange program will reduce our overhang and eliminate many of the ineffective underwater stock options that are currently outstanding. Under the proposed exchange program, participating employees will receive restricted stock units covering a lesser number of shares than the number of shares covered by the surrendered stock options. By granting a lesser number of restricted stock units in exchange for stock options, the number of shares of stock subject to outstanding equity awards will be reduced, thereby reducing our equity overhang and potential stockholder dilution. Depending on the participation rate and our stock price at the time of the exchange, this could result in a significant net reduction in the number of shares associated with outstanding awards under the Plan. Moreover, the terminated stock options will not be recycled into the share reserve under the Plan or under any other equity plan.

•

Decrease Pressure for Additional Grants. If we are unable to conduct a program in which underwater stock options with low incentive value may be exchanged for a lesser number of restricted stock units with higher motivation and retentive value, we may find it necessary to issue significant additional stock options or other equity awards to employees above and beyond our ongoing equity grant practices in order to provide renewed incentive value to employees. Any such additional grants would increase our overhang as well as our compensation expense.

The proposed exchange program will take place if, and only if, it is approved by our stockholders.

SUMMARY OF THE EXCHANGE PROGRAM

Mechanics of the Exchange Program

Our Compensation Committee recommended the exchange program to our Board, which authorized the exchange program on November 15, 2011, subject to stockholder approval. We have not implemented the exchange program and will not do so unless our stockholders approve this proposal. If our stockholders approve the exchange program, we intend to commence the program within 12 months following the date of stockholder approval. Within this time frame, the actual start date will be determined by us. However, even if our stockholders approve the exchange program, we may later decide not to implement it. If the exchange program does not commence within 12 months of stockholder approval, the Company will consider any exchange program thereafter to be a new one, requiring new stockholder approval.

Upon the commencement of the exchange program, eligible employees will receive a written offer that will set forth the precise terms and timing of the exchange program. Eligible employees will be given at least 20 business days to elect to surrender their eligible stock options in exchange for a lesser number of new restricted stock units. Promptly following the completion of the exchange offer, we will cancel the surrendered eligible stock options and grant new restricted stock units in exchange.

At the start of the exchange program, we will file with the SEC the offer to exchange as part of a tender offer statement on Schedule TO. Eligible employees, as well as stockholders and members of the public, will be able to obtain the offer to exchange and other documents filed by us with the SEC free of charge from the SEC’s website at www.sec.gov.

Eligible Options

Generally, stock options will be eligible for exchange in the exchange program if:

•	the stock option’s exercise price exceeds the 52-week high trading price of our Common Stock (measured as of the start date of the exchange program); and

•	the stock option was granted more than 12 months before the start date of the exchange program.

Our intent in using an exercise price eligibility threshold is to ensure that only outstanding stock options that are sufficiently underwater are eligible for the exchange program.

As of November 25, 2011, stock options to purchase 5,786,147 shares of our Common Stock were outstanding under the Plan. Because the eligibility of stock options will be determined based on the 52-week high trading price of our Common Stock measured as of the start date of the exchange program, we are unable to determine at this time the exact number of eligible stock options. For example, if we were to start the exchange program on May 23, 2012, then the 52-week high trading price of our Common Stock would be $47.99 (assuming that our stock price does not rise above that price between now and May 23, 2012), and based on the number of stock options held by employees on November 25, 2011, stock options covering 2,998,908 shares would be eligible for the exchange program. In addition, because the exchange ratios (discussed below) will not be calculated until shortly before the start of the exchange program (at which time the fair value of the eligible stock options and replacement restricted stock units can be estimated), we are unable to determine at this time the number of restricted stock units which may be granted in connection with the exchange program.

Eligible Stock Option Holders

The exchange program will be open to all stock option holders in our U.S. locations and all or substantially all stock holders in our overseas locations who are employed by us or are providing services to us or our subsidiaries at the start of the exchange program and hold eligible stock options. We may, however, exclude otherwise eligible stock option holders in certain non-U.S. jurisdictions if local tax or securities laws or other considerations would make their participation illegal, infeasible or impractical. Non-employee members of our Board will not be eligible to participate. Our executive officers are eligible to participate in the exchange program, but their new restricted stock units will be subject to longer vesting periods than non-executive officer participants as discussed below. In addition to being an employee or service provider as of the start of the exchange program, a stock option holder will only be eligible to participate if he or she continues to provide service to us through the restricted stock unit grant date. Any eligible stock option holder who elects to participate in the exchange program but whose service terminates for any reason prior to the grant of the new restricted stock units will retain his or her eligible stock options subject to their existing terms and will not receive a new grant of restricted stock units under the exchange program.

Exchange Ratios

We will establish the exchange ratios, which will determine the number of restricted stock units an eligible stock option holder will receive if he or she participates in the exchange program, shortly before the exchange program commences. We will establish the exchange ratios by grouping together eligible stock options with similar exercise prices and assigning appropriate exchange ratios to each grouping. These exchange ratios will be based on the fair value of the eligible stock options within the relevant grouping.

We will compute the exchange ratios on an accounting value-for-value basis pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”) using the Black-Scholes valuation model. The calculation of fair value using the Black-Scholes model takes into account several variables, including our stock volatility and the expected term of an award. Setting the exchange ratios in this manner is intended to result in the issuance of restricted stock units that have a fair value approximately equal to or less than the fair value of the surrendered eligible stock options that they replace. As a result, we expect to recognize only a minimal amount of incremental compensation expense for accounting purposes for the restricted stock units issued in the exchange, including compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set but before the exchange is made.

Although the exchange ratios cannot be determined now, we can provide an example if we make certain assumptions regarding the start date of the offer, the fair value of the eligible stock options, and the fair market value of our Common Stock. For example, if we began the exchange program on May 23, 2012, which would allow us to include in the exchange program a substantial percentage of our outstanding underwater stock options, our then-applicable 52-week high would be $47.99 (assuming our stock price does not rise above that price between now and May 23, 2012). As a result, only stock options with an exercise price above $47.99 per share and that were granted more than 12 months prior to the anticipated start of the exchange program would be eligible for the exchange program. If, at the time we set the exchange ratios, the fair market value of our Common Stock was $30 per share, then based on the above method of determining the exchange ratios, the following exchange ratios would apply:

If the Exercise Price of an Eligible Stock Option Is:	The Exchange Ratio of Stock Options to Restricted Stock Units Would Be:
$48.00 - $50.00	3.1 to 1
$50.01 - $55.00	3.2 to 1
$55.01 - $60.00	3.3 to 1
$60.01 - $65.00	3.4 to 1
$65.01 - $70.00	3.5 to 1

The total number of restricted stock units a participating employee will receive with respect to a surrendered eligible stock option will be determined by converting the number of shares underlying the surrendered stock option according to the applicable exchange ratio and rounding down to the nearest whole share. The exchange ratios will be applied on a grant-by-grant basis.

For purposes of example only, if a participant exchanged an eligible stock option for 320 shares with an exercise price of $52 per share and the exchange ratio was one restricted stock unit for every 3.2 shares covered by the surrendered stock option, he or she would receive 100 restricted stock units in exchange for the surrendered stock option (320 divided by 3.2). If the participant also exchanged another eligible stock option for 700 shares with an exercise price of $66 per share and the exchange ratio was one restricted stock unit for every 3.5 shares covered by the surrendered stock option, he or she would receive 200 restricted stock units in exchange for the surrendered eligible award (700 divided by 3.5).

Continuing this example, if we assume that all eligible stock options held by employees on November 25, 2011 remain outstanding and the employees remain eligible to participate, the following table summarizes information regarding the eligible stock options and the restricted stock units that would be granted in the exchange:

Exercise Prices of Eligible Stock Options	Number of Underlying Eligible Stock Options	Weighted Average Exercise Price of Eligible Stock Options	Weighted Average Remaining Life of Eligible Stock Options (Years)	Exchange Ratio	Maximum Number of New Restricted Stock Units That May Be Granted
$48.00 - $50.00	372,726	$48.24	5.78	3.1 to 1	120,234
$50.01 - $55.00	1,142,377	$51.41	7.67	3.2 to 1	356,993
$55.01 - $60.00	100,020	$57.55	7.94	3.3 to 1	30,309
$60.01 - $65.00	218,230	$62.13	8.41	3.4 to 1	64,185
$65.01 - $70.00	1,165,555	$66.73	8.46	3.5 to 1	333,016

Total	2,998,908				904,737

Under these assumptions, the exchange would result in a net reduction of 2,094,171 shares associated with awards outstanding under the Plan, or approximately 1.9% of the number of shares of our Common Stock outstanding on November 25, 2011.

Participation in the Exchange Program

Participation in the exchange program is voluntary. Eligible option holders will have at least 20 business days from the start of the exchange program to decide whether they wish to participate.

The exchange program will not be conditioned on a minimum level of participation.

Because the decision to participate in the exchange program is voluntary, we are not able to predict which or how many employees will elect to participate, how many eligible stock options will be surrendered for exchange, and therefore how many restricted stock units may be issued.

Election to Exchange Underwater Stock Options

Eligible employees may decide to participate in the exchange program on a grant-by-grant basis. This means that eligible employees may elect to tender any or all of their eligible stock options. However, if an eligible stock option holder elects to tender any shares subject to a particular stock option in the exchange program, then the optionee must tender all shares subject to that particular stock option.

Vesting of New Restricted Stock Units

The underwater stock options generally vest over four years following the date of grant. Restricted stock units issued as a result of the exchange will have a new vesting schedule, determined on a grant-by-grant basis, based on the extent to which the surrendered stock options are vested at the time of the exchange. The new vesting schedules will extend the total vesting periods associated with the surrendered grants, meaning that, employees participating in the exchange will, in effect, have to “re-earn” the replacement awards through continued service. Restricted stock units granted to our CEO and his executive direct reports will have further extended vesting. The following vesting schedules would apply to any new restricted stock units issued as a result of the exchange (for purposes of the table below, the “grant date” is the date upon which the eligible stock options are exchanged for new restricted stock units):

All Eligible Employees Other Than CEO and CEO Executive Direct Reports

Surrendered Stock Option Vesting Status as of Start of Exchange Program	Replacement Restricted Stock Unit Vesting Schedule
90%—100% vested	100% of the new restricted stock units will vest on the first anniversary of the grant date

50%—89% vested	33% of the new restricted stock units will vest on the first anniversary of the grant date and 67% of the new restricted stock units will vest on the second anniversary of the grant date

Less than 50% vested	25% of the new restricted stock units will vest on the first anniversary of the grant date; 25% of the new restricted stock units will vest on the second anniversary of the grant date; and 50% of the new restricted stock units will vest on the third anniversary of the grant date

CEO and CEO Executive Direct Reports

Surrendered Stock Option Vesting Status as of Start of Exchange Program	Replacement Restricted Stock Unit Vesting Schedule
90% —100% vested	50% of the new restricted stock units will vest on the first anniversary of the grant date and 50% of the new restricted stock units will vest on the second anniversary of the grant date

50% —89% vested	50% of the new restricted stock units will vest on the second anniversary of the grant date and 50% of the new restricted stock units will vest on the third anniversary of the grant date

Less than 50% vested	50% of the new restricted stock units will vest on the third anniversary of the grant date and 50% of the new restricted stock units will vest on the fourth anniversary of the grant date

Restricted stock units granted in the exchange program will vest over the schedules described above subject to the recipient’s continued service with the Company or one of its subsidiaries through each vesting date.

Terms and Conditions of the New Restricted Stock Units

Restricted stock units issued in the exchange program will be subject to the terms and conditions of our Plan and a restricted stock unit agreement issued thereunder.

Impact on Our Plan Share Reserve

Net surrendered shares under the exchange program will not be returned to the Plan share reserve or to the share reserve of any other equity plan.

Potential Modification to Exchange Program

While the terms of the exchange program are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change the terms of the exchange program to take into account our administrative needs, legal requirements, accounting rules, Company policy decisions that make it appropriate to change the exchange program and the like. For example, we may alter the method of determining exchange ratios if we decide that there is a more efficient and appropriate way to set the ratios while still continuing to limit incremental compensation expense. The final terms of the exchange program will be set forth in an offer to exchange that will be filed with the SEC. Although we do not anticipate that the SEC would require us to materially modify the program’s terms, it is possible that we will need to alter the terms of the exchange program to comply with comments from the SEC staff. The Compensation Committee will retain the discretion to make any necessary or desirable changes to the terms of the exchange program. In addition, the Compensation Committee reserves the right to amend, postpone, or cancel the exchange program once it has commenced. Additionally, we may decide not to implement the exchange program even if our stockholders approve the exchange program.

Potential Modifications to the Exchange program in Certain Non-U.S. Jurisdictions

We intend to make the exchange program available to employees who are located outside of the United States, where permitted by local law. We may exclude employees in a few non-U.S. jurisdictions from the exchange program if local tax or other laws would make their participation impractical. In addition, it is possible that we may need to modify the terms offered to employees in countries outside the U.S. to comply with local laws or regulations, or for tax or accounting reasons. We may decide to grant restricted stock awards (instead of restricted stock units), new stock options or cash in exchange for surrendered eligible stock options, to the extent this can mitigate adverse tax or compliance consequences to the employees or to us.

Tax Consequences of Participation

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. We will provide a more detailed summary of the applicable tax considerations to participants in the exchange program documents. The applicable U.S. federal income tax law and regulations may change, and the Internal Revenue Service may adopt a position contrary to the summary below.

The exchange of eligible stock options for new restricted stock units should be treated as a non-taxable exchange, and neither we nor any of our employees should recognize any income for U.S. federal income tax purposes upon the surrender of eligible stock options and the grant of new restricted stock units. The tax consequences for participating non-U.S. employees may differ from the U.S. federal tax consequences described in the preceding sentence.

Accounting Treatment of New Equity Awards

We account for share-based payments in accordance with ASC 718. Under ASC 718, we will recognize incremental compensation expense, if any, resulting from the restricted stock units granted in the exchange program. The incremental compensation cost will be measured as the excess, if any, of the fair value of restricted stock units granted in exchange for surrendered eligible stock options, measured as of the date the restricted stock units are granted, over the fair value of the surrendered eligible stock options, measured immediately prior to the exchange.

We will establish the exchange ratios for the exchange program in a manner intended to result in the issuance of restricted stock units that have a fair value approximately equal to or less than the fair value of the exchange eligible stock options they replace. As a result, we expect to recognize only a minimal amount of incremental compensation expense for accounting purposes for the restricted stock units issued in the exchange, including compensation expense that might result from fluctuations in our stock price after the exchange ratios have been set (which will occur shortly before the exchange program begins) but before the exchange actually occurs. We currently recognize and will continue to recognize compensation expense relating to the eligible stock options, even though they are underwater and do not fully provide the intended incentive and retention benefits.

Any incremental compensation expense related to the restricted stock units issued in the exchange program will be recognized ratably over the vesting period of the restricted stock units. In the event that any of the restricted stock units are forfeited prior to their vesting due to termination of service, the incremental compensation expense for the forfeited restricted stock units will not be recognized.

Impact of the Exchange Program on Our Stockholders

We are unable to predict the precise impact of the exchange program on our stockholders because we do not know how many or which employees will exchange their eligible stock options. The exchange program is intended to better align compensation expense with the retention and motivation value that we are trying to capture with our outstanding equity grants, to restore competitive and appropriate employee equity incentives, and to reduce our existing overhang and potential dilution.

Vote Required and Board Recommendation

If a quorum is present, the affirmative vote of a majority of the shares present, represented and entitled to vote on the proposal will be required to approve this proposal.

The Board recommends that stockholders vote FOR the approval of the proposed exchange program.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is comprised of three directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the Audit Committee are Ted W. Hall, Sanford Robertson and Roger Siboni. The Audit Committee acts pursuant to a written charter.

In performing its functions, the Audit Committee acts in an oversight capacity and relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal controls, and (ii) the Company’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 30, 2011 and the Company’s internal control over financial reporting. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2011.

Audit Committee

Roger Siboni, Chairman
Ted W. Hall
Sanford Robertson

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years Ended
	2011	2010
Audit Fees(1)	$2,146,775	$2,455,525
Audit-Related Fees	—	—
Tax Fees(2)	$339,476	$2,472
All Other Fees(3)	$470,835	$181,864

	$2,957,086	$2,639,861

(1)	Audit fees consist of fees incurred or expected to be incurred for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, review of our quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	In fiscal 2011, tax fees consist of fees billed related to an analysis of research and development tax credits and recent value-added tax (“VAT”) law changes and the release of VAT reserves. In fiscal 2010, tax fees consist of fees billed in connection with tax compliance and tax return preparation services.
(3)	In fiscal 2011 and fiscal 2010, all other fees consist of fees billed in connection with audits of our licensees and assessment of our enterprise resource planning system upgrade.

The Audit Committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee also has delegated authority to the chairman of the Audit Committee to approve (i) permissible non-audit related services to be provided by the Company’s principal registered public accounting firm, and (ii) statutory audit services to be provided by the Company’s principal registered public accounting firm or other auditors.

All services and fees provided to the Company by KPMG LLP in fiscal 2011 and fiscal 2010 were pre-approved by the Audit Committee.

Required Vote

Ratification requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 3 at the Annual Meeting in person or by proxy. Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board recommends a vote “for” ratification of KPMG LLP as the company’s independent registered public accounting firm.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Class A Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2011 all Reporting Persons complied with all applicable reporting requirements, except that, due to a broker’s error, Michael Rockwell was late in reporting a sale and related stock option exercise on Form 4.

ANNUAL REPORT

Our financial statements for fiscal 2011 are included in our 2011 Annual Report which we are providing to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on our web site at http://investor.dolby.com/annuals.cfm. If you have not received or do not have access to the Annual Report, please submit a written request to our Investor Relations Department. The written request should be sent to: Investor Relations Department, Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, CA 94103-4813.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote by using the internet or telephone, or signing and mailing the enclosed proxy card promptly.

By order of the Board of Directors.

Kevin Yeaman
President and Chief Executive Officer

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 7, 2012.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com/dlb
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the election of the nominees listed in item 1 and FOR Proposals 2 and 3.
+

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Kevin Yeaman	☐	☐	02 - Peter Gotcher	☐	☐	03 - David Dolby	☐	☐

04 - Nicholas Donatiello, Jr.	☐	☐	05 - Ted W. Hall	☐	☐	06 - Bill Jasper	☐	☐

07 - Sanford Robertson	☐	☐	08 - Roger Siboni	☐	☐	09 - Avadis Tevanian, Jr.	☐	☐

	For	Against	Abstain		For	Against	Abstain
2. To approve the stock option exchange program.	☐	☐	☐	3. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 28, 2012.	☐	☐	☐
4. In their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Dolby Laboratories, Inc.

For Annual Meeting – February 7, 2012

Kevin Yeaman and Andy Sherman, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Dolby Laboratories, Inc. (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 10:30 a.m., Pacific Standard Time, at the executive offices of Dolby Laboratories, Inc. located at 100 Potrero Avenue, San Francisco, CA 94103-4813, or any postponement, adjournment or continuation thereof, and instructs said proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of the nominees listed in item 1, FOR Proposals 2 and 3 and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting.